Filed Pursuant to Rule 424(b)(5)
Registration No. 333-231947

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share:	3,033,684	$69.50	$210,841,038	$25,553.94

(1)	Includes shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.
(2)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-231947) being paid herewith.

Prospectus Supplement

(To prospectus dated June 4, 2019)

2,637,986 Shares

Common Stock

We are offering 2,517,986 shares of our common stock and the selling stockholder named herein is offering an additional 120,000 shares of our common stock pursuant to this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “QTWO.” On June 5, 2019, the closing sale price for our common stock was $70.41 per share.

Concurrently with this offering of common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act of 1933, as amended, $275,000,000 aggregate principal amount of our 0.75% Convertible Senior Notes due 2026, which we refer to as the notes, or a total of $316,250,000 aggregate principal amount of notes if the initial purchasers in the concurrent notes offering exercise in full their option to purchase additional notes. We cannot assure you that the concurrent notes offering will be completed or, if completed, on what terms it will be completed. The offering of common stock hereby is not contingent upon the consummation of the concurrent notes offering, and the concurrent notes offering is not contingent upon the consummation of the offering of common stock hereby. See “Concurrent Convertible Note Offering.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-14 of this prospectus supplement and the documents incorporated by reference herein for a discussion of certain risks that you should consider in connection with an investment in our common stock.

	Per Share	Total
Public offering price	$69.50	$183,340,027
Underwriting discounts and commissions(1)	$2.78	$7,333,601
Proceeds, before expenses, to us	$66.72	$168,000,026
Proceeds, before expenses, to the selling stockholder	$66.72	$8,006,400

(1)	See the “Underwriting” section of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional 395,698 shares of our common stock at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of shares of our common stock will be made to investors on or about June 10, 2019.

J.P. Morgan	Morgan Stanley	Stifel

Craig-Hallum Capital Group	Needham & Company	Raymond James	SunTrust Robinson Humphrey

June 5, 2019

Prospectus Supplement

Prospectus

All references in this prospectus supplement and the accompanying prospectus to “Q2,” “the Company,” “we,” “us,” “our” and similar terms refer to Q2 Holdings, Inc. and its subsidiaries, unless we state otherwise or the context otherwise requires.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein and any free writing prospectus we have authorized for use in connection with this offering, in their entirety before making an investment decision.

If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein and any free writing prospectus we have authorized for use in connection with this offering are accurate or complete only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any authorized free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission, or the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the shares of common stock offered by this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering contain “forward-looking statements” that are based on our management’s beliefs and assumptions on information currently available to our management. The statements contained in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus that are not purely historical are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may also be made in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we authorize for use in connection with this offering. Forward-looking statements may be identified by the use of forward-looking words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will,” “strategy,” “future,” “likely,” or “would” or the negative of these terms or similar expressions, although not all forward-looking statements contain these words. These forward-looking statements include, but are not limited to, statements concerning the use of the net proceeds from this offering and our concurrent common stock offering and statements related to:

•	Our ability to develop or acquire new and enhanced products that achieve market acceptance in a timely manner.

•	Our ability to maintain historical growth amid fluctuations over time in our sales cycle, client base and revenues.

•	Our ability to protect client data and our ability to prevent breaches of our software or client data.

•	Our research and development efforts and our ability to achieve market acceptance of our new technologies and products.

•	Our ability to defend ourselves in litigation.

•	Our ability to maintain, develop and protect our intellectual property.

•	Our expectations regarding the benefits and integration of recently-acquired businesses and our ability to make future acquisitions and successfully integrate any such future-acquired businesses.

•	Our ability to retain key employees.

•	Our dependency on third party hardware and software providers, and our dependency on open source software in our solutions.

•	Our dependency on key customers and our ability to retain key customers at historical levels.

•	Our ability to forecast financial trends in our industry.

•	Our ability to maintain our current financial status.

•	The consummation of the concurrent common stock offering.

•	Our anticipated uses of net proceeds from this offering.

These statements are based on the beliefs and assumptions of our management based on information currently available to our management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those risks described under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, and the other risks, uncertainties, assumptions and factors specified in our Annual Report on Form 10-K for the year ended December 31, 2018 and in other filings we make with the SEC from time to time. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We claim the protection of the safe harbor provided by the PSLRA for all such forward-looking statements. Furthermore, all such forward-looking statements should be read as of the time the statements were made and with the recognition that these forward-looking statements may not be complete or accurate at a later date. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

In addition, statements that “we believe” and similar statements included in this prospectus supplement or the accompanying prospectus or any applicable free writing prospectus reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement or the accompanying prospectus or any applicable free writing prospectus, as applicable. Although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Market and Industry Information

Unless otherwise indicated, information contained in this prospectus supplement or incorporated by reference herein concerning our industry and the markets for our solutions, including our general expectations and market position, market opportunity and market share, is based on information from various sources, surveys and forecasts, and our internal research, on assumptions that we have made, which we believe are reasonable, based on those data and other similar sources and on our knowledge of the markets for our solutions. Sources we refer to in this offering memorandum or the materials incorporated by reference herein include BauerFinancial, Inc. and Deloitte Touche Tohmatsu Limited. The reports described in this prospectus supplement or incorporated by reference herein represent data, research opinion or viewpoints published, as part of a syndicated or other subscription service, by such publishers. These reports speak as of their original publication date (and not as of the date of this prospectus supplement) and the opinions expressed in such reports are subject to change without notice. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information and cannot assure you of its accuracy or completeness. We believe the market position, market opportunity, and market share information included in this prospectus supplement or the materials incorporated herein by reference is generally reliable. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under “Risk Factors” and elsewhere in this prospectus supplement and in the materials incorporated herein by reference. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus supplement.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed in the section titled “Risk Factors” in this prospectus supplement, as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement may add to, update or change information in the accompanying prospectus. In addition, any reference to or description of our concurrent offering of 0.75% Convertible Senior Notes due 2026, or the notes, herein is wholly subject to the separate offering memorandum pursuant to which the notes are being offered. The notes are being offered only to qualified institutional buyers pursuant to such offering memorandum. We refer to our concurrent offering of notes as the convertible note offering.

Overview

Q2 is a leading provider of secure, cloud-based digital solutions that transform the ways in which traditional and emerging financial services providers engage with account holders and end users, or End Users. We sell our solutions to regional and community financial institutions, or RCFIs, alternative finance and leasing companies, or Alt-FIs, and financial technology companies, or FinTechs. Our solutions enable our customers to deliver robust suites of digital banking, lending, leasing, and banking as a service, or BaaS, services that make it possible for End Users to transact and engage anytime, anywhere and on any device. Our solutions are often the most frequent point of engagement between our customers and their End Users. As such, we purpose-build our solutions to deliver compelling and consistent End User experiences across digital channels and to drive the success of our customers by optimizing their digital brands and enhancing End User acquisition, retention and engagement.

Our founding team has over 25 years of experience developing and delivering secure, advanced digital solutions designed to help our customers compete in the complex and heavily-regulated financial services industry. Q2 began by providing digital banking solutions to RCFIs with the mission of empowering them to leverage technology to compete more effectively and to strengthen the communities and End Users they serve. Through investment in innovation and acquisitions, our solutions have grown to include a broader range of services and experiences, including corporate banking, regulatory and compliance, digital lending and leasing, BaaS and digital account opening and sales and marketing solutions, further serving the needs of RCFIs as well as Alt-FIs and FinTechs.

The RCFI market includes approximately 11,000 banks and credit unions with less than $100 billion in assets according to data compiled by BauerFinancial as of September 30, 2018. To date, a substantial majority of our revenues continue to come from sales of our digital banking platform to RCFIs, and we continue to be focused on our founding mission of building stronger communities by strengthening their financial institutions.

The growth and adoption of digital financial services creates challenges and opportunities in the markets served by RCFIs as well as emerging providers such as Alt-FIs and FinTechs. The proliferation and ubiquity of mobile and tablet devices and End Users’ increasing expectations for digital services have driven increases in the number of providers, greater fragmentation of financial services markets and a broadening set of new and innovative digital services. End Users increasingly expect to transact and engage with financial services providers anytime, anywhere and on any device, and seamlessly across devices. End Users also select digital solutions based on the quality and intuitiveness of the digital user experience.

RCFIs, Alt-FIs and FinTechs are seeking to address these challenges and opportunities and capture End User engagement by providing new, innovative digital financial services, solutions and experiences. Traditional financial services providers such as banks and credit unions are experiencing reduced End User engagement in their physical branches and increased End User engagement with their digital services and thus they are increasing their investment in digital services. Emerging providers such as Alt-FIs and FinTechs are leveraging their digital focus and expertise and capitalizing on increased End User demand for digital financial services by creating new and expanding existing digital service offerings. This combined investment by traditional and emerging financial services providers is driving further competition, segmentation and innovation.

Despite the competition between traditional and emerging financial service providers, the digital solutions offered by emerging financial services providers are often dependent upon core banking functions, creating an interdependency between them. Financial institutions of all sizes provide two fundamental banking functions among others—they hold NCUA-insured or FDIC-insured deposits and they transfer money. Providing these critical banking functions generally requires a federal or state banking charter, as well as specialized expertise and infrastructure, and subjects the provider to complex regulatory oversight by various authorities, which requires financial institutions to implement and maintain complex and costly operating policies, procedures and infrastructure to protect End Users, their deposits and their personal information. As emerging financial services providers explore new digital services offerings, they often utilize the banking services of financial institutions in partnership rather than making the significant investments in expertise and infrastructure necessary to obtain a banking charter and otherwise become regulatory-compliant.

The Alt-FI and FinTech markets consist of thousands of emerging financial services providers all over the world seeking to provide End Users with financial services, experiences and solutions that can be competitive with, but also complimentary to and dependent upon banking. Alt-FIs and FinTechs are typically less constrained than traditional financial services providers are by legacy technology solutions, physical branch locations and regulation. Alt-FIs and FinTechs have received substantial investment, estimated to be greater than $100 billion from 2008 through 2017, according to a September 2017 report published by Deloitte Touche Tohmatsu Limited, or Deloitte, citing Venture Scanner source data entitled “FinTech by the Numbers—Incumbents, startups, investors adapt to maturing ecosystem.”

We have continuously invested in expanding and improving our digital banking platform since its introduction in 2005. In addition, over the past three years we have acquired or developed new solutions and additional functions that serve a broader range of needs of RCFIs as well as the needs of Alt-FIs and FinTechs. Our solutions now include a broad range of services and experiences including corporate banking, regulatory and compliance, digital lending and leasing, BaaS and digital account opening and sales and marketing solutions. We believe our expanded solution offerings and the corresponding growth of our customer base and market opportunity have increased the addressable market for our solutions to greater than $8.0 billion.

Our solutions utilize a software-as-a-service, or SaaS, delivery model, designed to scale with our customers as they grow their business, add End Users on our solutions and expand the breadth of digital services and solutions they offer. On average, Q2 Platform clients have historically grown their subscription revenue by approximately 30% within 36 months. Our SaaS delivery model is also designed to reduce the cost and complexity of implementing, maintaining and enhancing the digital services and solutions our customers provide to their End Users.

We design and develop our solutions with an open platform approach intended to provide comprehensive integration among our solution offerings and our customers’ internal and third-party systems. This integrated approach allows our customers to deliver unified and robust financial experiences across digital channels. Our solutions provide our customers the flexibility to configure their digital services in a manner that is consistent with each customer’s specific workflows, processes and controls. Our solutions also allow our customers to personalize the digital experiences they deliver to their End Users by extending their individual services and brand requirements across digital channels. Our solutions and our data center infrastructure and resources are designed to comply with the stringent security and technical regulations applicable to financial institutions and financial services providers and to safeguard our customers’ data and that of their End Users.

We believe that financial services providers are best served by a broad integrated portfolio of digital solutions that provide rapid, flexible and comprehensive integration with internal and third-party systems allowing them to provide modern, intuitive digital financial services in a secure, regulatory-compliant manner. We also believe that the breadth and depth of our solution offerings across the RCFI, Alt-FI and FinTech markets, our open and flexible platform approach, our position as a leading provider of digital banking solutions to a large network of RCFIs, and our expertise in delivering new, innovative, secure and regulatory-compliant digital solutions uniquely position us in the market for digital financial services solutions.

As of December 31, 2018, we had 401 installed digital banking platform customers located in 48 states, and those customers had approximately 12.8 million consumer and commercial users registered on our digital banking platform. Additionally, we have over 30 customers with assets greater than $10 billion as of March 31, 2019. Registered users of our digital banking platform, or Registered Users, executed over $762 billion in financial transactions on our digital banking platform during 2018. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operation Measures” in our most recently filed Annual Report on Form 10-K for additional detail on how we define “Installed Customers” and “Registered Users.”

We primarily sell subscriptions to our solutions through our direct sales organization and recognize the related revenues over the terms of our customer agreements. The initial term of our digital banking platform agreements averages over five years, although it varies by customer. Our digital banking platform revenues generally increase as we add new customers, sell additional solutions to existing customers, the number of End Users on our solutions grows and the number of transactions that End Users perform on our solutions increases. The structure and terms of our newer lending and leasing and BaaS solution arrangements are varied, but generally are also sold on a subscription basis through our direct sales organization, and the related revenues are recognized over the terms of the customer agreements.

We have achieved significant growth since our inception. We had total revenues of $241.1 million, $194.0 million, and $150.2 million in 2018, 2017 and 2016, respectively. We have invested, and intend to continue to invest, to grow our business by expanding our sales and marketing activities, developing and acquiring new solutions, enhancing our existing solutions and technical infrastructure and scaling our operations. We incurred net losses of $35.4 million, $26.2 million and $36.4 million in 2018, 2017 and 2016, respectively. As of December 31, 2018 and 2017, we had total assets of $463.7 million and $212.8 million, respectively.

We were incorporated in March 2005 in the state of Delaware under the name CBG Holdings, Inc. We changed our name to Q2 Holdings, Inc. in March 2013. We are headquartered in Austin, Texas, and our principal executive offices are located at 13785 Research Blvd, Suite 150, Austin, Texas 78750. Our telephone number is (512) 275-0072.

Concurrent Convertible Note Offering

Concurrently with this offering of common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $275 million aggregate principal amount of our 0.75% Convertible Senior Notes due 2026, which we refer to as the notes, or a total of $316.25 million aggregate principal amount of notes if the initial purchasers in the concurrent offering exercise in full their option to purchase additional notes. In this prospectus, we refer to this offering of notes as the convertible note offering. We cannot assure you that the concurrent convertible note offering will be completed or, if completed, on what terms it will be completed. The offering of common stock hereby is not contingent upon the consummation of the concurrent convertible note offering, and the concurrent convertible note offering is not contingent upon the consummation of the offering of common stock hereby. See “Concurrent Convertible Note Offering.”

Corporate History and Information

We were incorporated in March 2005 in the state of Delaware under the name CBG Holdings, Inc. We changed our name to Q2 Holdings, Inc. in March 2013. We are headquartered in Austin, Texas, and our principal executive offices are located at 13785 Research Blvd, Suite 150, Austin, Texas 78750. Our telephone number is (512) 275-0072. We report as one operating segment with our Chief Executive Officer acting as our chief operating decision maker. Our website address is https://q2ebanking.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus supplement, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus supplement or in deciding whether to purchase the shares of common stock offered hereby. You can obtain additional information regarding our business by reading our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and the other reports we file with the SEC. See “Where You Can Find More Information.”

THE OFFERING

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. As used in this section, “we,” “our” and “us” refer only to Q2 Holdings, Inc. and not to any of its subsidiaries. For a more detailed description of our common stock, see “Description of Capital Stock—Common Stock” in the accompanying prospectus.

Issuer	Q2 Holdings, Inc.

Common Stock Offered by Us	2,517,986 shares (or 2,913,684 shares if the underwriters exercise their option to purchase additional shares in full).

Common Stock Offered by the Selling Stockholder	120,000 shares

Common Stock Outstanding	46,753,622 shares immediately after this offering (assuming no exercise of the underwriters’ option to purchase additional shares).

Public Offering Price per Share	$69.50

Concurrent Convertible Note Offering	Concurrently with this offering of common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $275 million aggregate principal amount of our 0.75% Convertible Senior Notes due 2026, which we refer to as the notes, or a total of $316.25 million aggregate principal amount of notes if the initial purchasers in the concurrent convertible note offering exercise in full their option to purchase additional notes. In this prospectus, we refer to this offering of notes as the convertible note offering. We cannot assure you that the concurrent convertible note offering will be completed or, if completed, on what terms it will be completed. The offering of common stock hereby is not contingent upon the consummation of the concurrent convertible note offering, and the concurrent convertible note offering is not contingent upon the consummation of the offering of common stock hereby. See “Concurrent Convertible Note Offering.”

Use of Proceeds	We anticipate that the net proceeds of this offering will be $167.4 million (or $193.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discounts and commissions and our estimated offering expenses related to this offering. We will receive $1.0 million in proceeds from the 120,000 options exercised by the selling stockholder. We also expect that we will receive net proceeds from the concurrent convertible note offering of approximately $266.8 million (or $306.9 million if the initial purchasers of that offering exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us in connection with that offering.

In connection with the pricing of the notes in the concurrent convertible note offering, we expect to enter into capped call transactions with one or more of the initial purchasers of the concurrent convertible note offering and/or their respective affiliates and/or other financial institutions, which we refer to as the counterparties. We intend to use approximately $35.4 million (or $40.8 million if the initial purchasers of the concurrent convertible note offering exercise their option to purchase additional notes in full) of the net proceeds from the concurrent convertible note offering to pay the cost of the capped call transactions.

We intend to use the remaining net proceeds from this offering and the concurrent convertible note offering for general corporate purposes, including working capital, capital expenditures, potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of businesses, technologies or products. However, we have not designated any specific uses and have no current agreements with respect to any material acquisition or strategic transaction.

We will not receive any of the proceeds from the sale of shares by the selling stockholder. See “Use of Proceeds” for additional information.

Risk Factors	Investment in our common stock involves risk. See “Risk Factors” and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors that should be considered before investing in our common stock.

NYSE Symbol	QTWO

The number of shares of common stock to be outstanding immediately after this offering is based on 44,115,636 shares of common stock outstanding as of March 31, 2019. The number of shares of common stock to be outstanding immediately after this offering excludes:

•	2,381,787 shares issuable upon the exercise of options outstanding as of March 31, 2019, having a weighted average exercise price of $20.40 per share;

•	1,984,040 shares of common stock subject to restricted stock units outstanding as of March 31, 2019;

•	415,316 shares of common stock subject to market stock units outstanding as of March 31, 2019;

•	4,897,522 shares subject to increase on an annual basis, available for future issuance under our 2014 Equity Incentive Plan;

•	800,000 shares, subject to increase on an annual basis, reserved for future issuance under our 2014 Employee Stock Purchase Plan; and

•

any shares issuable upon conversion of the notes or the outstanding 0.75% Convertible Senior Notes due 2023, or the 2023 Notes, and any shares issuable upon exercise of any warrants issued in connection with the issuance of the 2023 Notes.

Except as otherwise indicated, the information in this prospectus assumes:

•	the underwriters do not exercise their option to purchase additional shares; and

•

no exercise of the outstanding options and no issuance of shares with respect to the restricted stock units and market stock units, each as described above, except for the exercise of options for 120,000 shares of our common stock to be sold in this offering by the selling stockholder.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data for the years ended December 31, 2016, 2017 and 2018 shown below are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus supplement and should be read in conjunction with such consolidated financial statements and the notes thereto to fully understand factors that may affect the comparability of the information presented below. The summary consolidated statements of operations data for the three months ended March 31, 2018 and 2019 and the summary consolidated balance sheet data as of March 31, 2019 shown below are derived from our unaudited consolidated financial statements that are included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which is incorporated by reference into this prospectus supplement and should be read in conjunction with such consolidated financial statements and the notes thereto to fully understand factors that may affect the comparability of the information presented below. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. The following summary consolidated financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2018	2017	2016	2019	2018
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$241,100	$193,978	$150,224	$71,296	$54,808
Cost of revenues(1)(2)	121,855	99,485	77,429	37,184	26,977

Gross profit	119,245	94,493	72,795	34,112	27,831
Operating expenses:
Sales and marketing(2)	48,124	41,170	36,284	15,805	10,966
Research and development(2)	51,334	40,338	32,460	17,657	11,157
General and administrative(2)	44,990	37,179	31,959	13,860	10,296
Acquisition related costs	4,145	1,232	6,307	2,718	256
Amortization of acquired intangibles	1,844	1,481	1,470	1,215	368
Unoccupied lease charges(3)	658	—	33	—	—

Total operating expenses	151,095	121,400	108,513	51,255	33,043

Loss from operations	(31,850)	(26,907)	(35,718)	(17,143)	(5,212)
Total other income (expense), net	(7,350)	429	(209)	(2,207)	(1,023)

Loss before income taxes	(39,200)	(26,478)	(35,927)	(19,350)	(6,235)
Benefit from (provision for) income taxes	3,803	314	(427)	39	187

Net loss	$(35,397)	$(26,164)	$(36,354)	$(19,311)	$(6,048)

Net loss per common share, basic and diluted	$(0.83)	$(0.63)	$(0.92)	$(0.44)	$(0.14)

Weighted average common shares outstanding:
Basic and diluted	42,797	41,218	39,649	43,773	42,170
Other Financial Data:
Adjusted EBITDA(4)	$18,975	$10,210	$(4,539)	$263	$5,017

(1)	Includes amortization of acquired technology of $4.5 million, $3.6 million, and $3.2 million for the years ended December 31, 2018, 2017, and 2016, respectively
(2)	Includes stock-based compensation expenses as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2018	2017	2016	2018	2019
	(in thousands)
Cost of revenues	$4,773	$3,729	$2,043	$1,548	$1,015
Sales and marketing	5,837	3,243	2,231	1,806	1,226
Research and development	6,852	4,464	2,934	2,012	1,356
General and administrative	11,758	9,503	5,432	3,530	2,498

Total stock-based compensation expenses	$29,220	$20,939	$12,640	$8,896	$6,095

(3)

Unoccupied lease charges in 2018 include costs related to the early exit from of a portion of our south Austin facility, and in 2016 include the early exit from our previous Lincoln, Nebraska facility, partially offset by sublease income from those facilities.

(4)

We define adjusted EBITDA as net loss before depreciation, amortization, stock-based compensation, certain costs related to our recent acquisitions, (benefit from) provision for income taxes, total other (income) expense, net, and unoccupied lease charges.

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2018	2017	2016	2018	2019
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(35,397)	$(26,164)	$(36,354)	$(19,311)	$(6,048)
Depreciation and amortization	16,802	14,946	12,199	5,821	3,878
Stock-based compensation expense	29,220	20,939	12,640	8,896	6,095
Acquisition related costs	4,145	1,232	6,307	2,718	256
(Benefit from) provision for income taxes	(3,803)	(314)	427	(39)	(187)
Total other (income) expense, net	7,350	(429)	209	2,178	1,023
Unoccupied lease charges	658	—	33	—	—

Adjusted EBITDA	$18,975	$10,210	$(4,539)	$263	$5,017

Our consolidated balance sheet data as of March 31, 2019 is presented:

•	on an actual basis;

•

on an as-adjusted basis to give effect to this offering of common stock (assuming the underwriters in this offering do not exercise their option to purchase additional shares of common stock), based on a public offering price of $69.50 per share, and the proceeds received from the options exercised by the selling stockholder, and after deducting underwriting discounts and estimated offering expenses payable by us, and assuming such net proceeds are held as cash or cash equivalents; and

•

on an as-further-adjusted basis to give effect to (1) the sale of the notes in the concurrent convertible note offering (assuming the initial purchasers in the concurrent convertible note offering do not exercise their option to purchase additional notes), after deducting initial purchasers’ discounts and estimated offering expenses payable by us, and (2) the use of approximately $35.4 million of the net proceeds from the concurrent convertible note offering to pay the cost of the capped call transactions entered into in connection with the concurrent convertible note offering, and assuming the remaining net proceeds are held as cash or cash equivalents.

	As of March 31, 2019 (in thousands)
	Actual	As Adjusted	As Further Adjusted for this Offering and the Concurrent Notes Offering
Consolidated Balance Sheet Data:
Cash and cash equivalents	$110,542	$278,902	$510,260
Restricted cash	1,815	1,815	1,815
Investments	53,971	53,971	53,971
Deferred implementation, solution, and other costs, total	49,239	49,239	49,239
Intangible assets, net	60,254	60,254	60,254
Goodwill	107,857	107,857	107,857
Convertible Notes, net of current portion	185,266	185,266	416,624
Deferred revenues, total	69,448	69,448	69,448
Working capital	108,750	277,110	534,869
Total stockholders’ equity	152,393	320,753	320,753

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in the documents that are incorporated by reference herein and therein, you should carefully consider the risks discussed below and under the heading “Item IA. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, or our 2018 Annual Report, before making a decision about investing in our common stock. The risks and uncertainties discussed below and in our 2018 Annual Report are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We have experienced rapid growth in recent periods and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges, and our financial performance may be adversely affected.

Since our inception, our business has rapidly grown, which has resulted in large increases in our number of employees, expansion of the types of solutions we sell and the customers we sell them to, expansion to international locations and international customers, expansion of our infrastructure, enhancement of our internal systems and other significant changes and additional complexities. Our revenues increased from $150.2 million for the twelve months ended December 31, 2016 to $194.0 million for the twelve months ended December 31, 2017, and $241.1 million for the twelve months ended December 31, 2018. While we intend to further expand our overall business, customer base, and number of employees, our recent growth rate is not necessarily indicative of the growth that we will achieve in the future. The growth in our business generally, our management of a growing workforce and international customer base and the stress of such growth on our internal controls and systems require substantial management effort, infrastructure and operational capabilities. To support our growth, we must continue to improve our management resources and our operational and financial controls and systems, and these improvements may increase our expenses more than anticipated and result in a more complex business, and our failure to timely and effectively implement these improvements could have an adverse effect on our operations and financial results. In addition, our increased focus on selling our solutions to larger customers and the increased breadth of our digital solution offerings and the types of customers we serve may result in greater uncertainty and variability in our business and sales results. We will also have to anticipate the necessary expansion of our relationship management, implementation, customer service and other personnel to support our growth and achieve high levels of customer service and satisfaction, particularly as we sell to larger customers that have heightened levels of complexity in their hardware, software and network infrastructure needs and as we sell a broader range of digital solutions to a broader set of customers. Our success will depend on our ability to plan for and manage this growth effectively. If we fail to anticipate and manage our growth or are unable to provide high levels of system performance and customer service, our reputation, as well as our business, results of operations and financial condition, could be harmed.

If the market for our solutions develops more slowly than we expect or changes in a way that we fail to anticipate, our sales would suffer and our operating results would be harmed.

The market for financial services is dramatically changing, and we do not know whether RCFIs will continue to adopt digital banking solutions such as ours in the future, whether traditional and emerging financial services providers will adopt our existing and new solutions or whether the market will change in ways that we do not anticipate. Many RCFIs have invested substantial personnel and financial resources in legacy software, and these institutions may be reluctant or unwilling to convert from their existing systems to our solutions. For RCFIs, switching from one provider of digital banking solutions (or from an internally developed legacy system) to a new provider is a significant endeavor. Many potential customers believe switching providers involves too many potential disadvantages such as disruption of business operations, loss of accustomed functionality, and increased costs (including conversion and transition costs). Furthermore, some RCFIs may be reluctant or unwilling to use a cloud-based solution over concerns such as the security of their data and reliability of the delivery model. These concerns or other considerations may cause RCFIs to choose not to adopt cloud-based solutions such as ours or to adopt alternative solutions, either of which would harm our operating results. We attempt to overcome these concerns through value enhancing strategies such as a flexible integration process and continued investment in the enhanced functionality and features of our solutions. If RCFIs are unwilling to transition from their legacy systems, the demand for our digital banking solutions and related services could decline and adversely affect our business, operating results and financial condition.

Our future success also depends on our ability to sell new solutions and enhanced solutions to our current and new customers. As we create new solutions and enhance our existing solutions to support new customer types, technologies and devices, these solutions and related services may not be attractive to customers. In addition, promoting and selling these new and enhanced solutions may require increasingly costly sales and marketing efforts, and if customers choose not to adopt these solutions, our business could suffer.

Our business could be adversely affected if our customers are not satisfied with our solutions, particularly as we introduce new products and solutions, or our systems, infrastructure and resources fail to meet their needs.

Our business depends on our ability to satisfy our customers and meet their needs. Our customers use a variety of network infrastructure, hardware and software, which typically increases in complexity the larger the customer is, and our solutions must support the specific configuration of our customers’ existing systems, including in many cases the solutions of third-party providers. If our solutions do not currently support a customer’s required data format or appropriately integrate with a customer’s applications and infrastructure, then we must configure our solutions to do so, which could negatively affect the performance of our systems and increase our expenses and the time it takes to implement our solutions. Any failure of or delays in our systems or resources could cause service interruptions or impaired system performance. Some of our customer agreements require us to issue credits for downtime in excess of certain thresholds, and in some instances give our customers the ability to terminate the agreements in the event of significant amounts of downtime, or if we experience other defects with our solutions. If sustained or repeated, these performance issues could reduce the attractiveness of our solutions to new and existing customers, cause us to lose customers, and lower renewal rates by existing customers, each of which could adversely affect our revenue and reputation. In addition, negative publicity resulting from issues related to our customer relationships, regardless of accuracy, may damage our business by adversely affecting our ability to attract new customers and maintain and expand our relationships with existing customers.

If the use of our solutions increases, or if our customers demand more advanced features from our solutions, we will need to devote additional resources to improving our solutions, and we also may need to expand our technical infrastructure and related resources at a more rapid pace than we have in the past. This would involve spending substantial amounts to purchase or lease data center capacity and equipment, subscribe to new or additional third-party hosting services, upgrade our technology and infrastructure or introduce new or enhanced solutions. It takes a significant amount of time to plan, develop and test changes to our solutions and related infrastructure and resources, and we may not be able to accurately forecast demand or predict the results we will realize from such improvements. There are inherent risks associated with changing, upgrading, improving and expanding our technical infrastructure and related resources. Any failure of our solutions to operate effectively with future infrastructure and technologies could reduce the demand for our solutions, resulting in customer dissatisfaction and harm to our business. Also, any expansion of our infrastructure and related resources would likely require that we appropriately scale our internal business systems and services organization, including implementation and customer support services, to serve our growing customer base. If we are unable to respond to these changes or fully and effectively implement them in a cost-effective and timely manner, our service may become ineffective, we may lose customers, and our operating results may be negatively impacted.

The markets in which we participate are intensely competitive, and pricing pressure, new technologies or other competitive dynamics could adversely affect our business and operating results.

We currently compete with providers of technology and services in the financial services industry, including point system vendors and core processing vendors, as well as systems internally-developed by financial services providers. With respect to our digital banking platform, we have a number of point system competitors, including NCR Corporation, First Data Corporation, D3 Technology, Inc., Alkami Technology, Inc. and Kony, Inc. in the online, consumer and small business banking space and Finastra, ACI Worldwide, Inc., FIS and Bottomline Technologies (de), Inc. in the commercial banking space. We also compete with core processing vendors that provide systems and services such as Fiserv, Inc., Jack Henry and Associates, Inc. and FIS. With respect to our lending and leasing platform, we compete against a number of point system competitors, including Abrigo, Baker Hill Solutions, LLC, Fair Isaac Corporation, nCino, Inc., Finastra, Moody’s Analytics, Inc., Oracle Corporation, Temenos AG, and core processing vendors, including FIS and Fiserv. With respect to our BaaS solutions, due to the vast number of potential use cases and customer segments, the list of potential competitors is extremely broad and varied, but includes companies across the retail banking, financial services, transaction processing, consumer technology and financial technology services industries. Many of our competitors have significantly more financial, technical, marketing and other resources than we have, may devote greater resources to the promotion, sale and support of their systems than we can, have more extensive customer bases and broader customer relationships than we have and have longer operating histories and greater name recognition than we have. In addition, many of our competitors expend more funds on research and development.

We may also face competition from new companies entering our markets, which may include large established businesses that decide to develop, market or resell competitive solutions, acquire one of our competitors or form a strategic alliance with one of our competitors. In addition, new companies entering our markets may choose to offer competitive solutions at little or no additional cost to the customer by bundling them with their existing applications, including adjacent financial services technologies and core processing software. New entrants to the markets we serve might also include financial services providers developing financial services solutions and other technologies, including solutions built using competing BaaS solutions or open API platforms. Competition from these new entrants may make our business more difficult and adversely affect our results.

If we are unable to compete in this environment, sales and renewals of our solutions could decline and adversely affect our business, operating results and financial condition. With the introduction of new technologies and potential new entrants into the markets for our solutions, we expect competition to intensify in the future, which could harm our ability to increase sales and achieve profitability. In addition, we may face increased competition in our existing markets as we enter new markets or sections of a market with larger or different customers and new solutions. Our industry has also experienced recent consolidation which we believe may continue. Any further consolidation our industry experiences could lead to increased competition and result in pricing pressure or loss of market share, either of which could have a material adverse effect on our business, limit our growth prospects or reduce our revenues.

If we are unable to effectively integrate our solutions with other systems used by our customers and prospective customers, including if we are forced to discontinue integration due to security or quality concerns with a third-party system, or if there are performance issues with such third-party systems, our solutions will not operate effectively and our operations will be adversely affected.

The functionality of our solutions depends on our ability to integrate with other third-party systems used by our customers, including core processing software. Certain providers of these third-party systems also offer solutions that are competitive with our solutions and may have an advantage over us with customers using their software by having better ability to integrate with their software and by being able to bundle their competitive products with other applications used by our customers and prospective customers at favorable pricing. We do not have formal arrangements with many of these third-party providers regarding our access to their APIs to enable these customer integrations.

Our business may be harmed if any of our third-party providers:

•	changes the features or functionality of its applications and platforms in a manner adverse to us;

•	discontinues or limits our solutions’ access to its systems;

•	suffers a security incident or other incident that requires us to discontinue integration with its system;

•	terminates or does not allow us to renew or replace our existing contractual relationships on the same or better terms;

•	modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or our customers; or

•	establishes more favorable relationships with one or more of our competitors, or acquires one or more of our competitors and offer competing services.

Such changes could limit or prevent us from integrating our solutions with these third-party systems, which could impair the functionality of our solutions, prohibit the use of our solutions or limit our ability to sell our solutions to customers, each of which could harm our business. If we are unable to integrate with such third-party software as a result of changes to or restricted access to the software by such third parties during the terms of existing agreements with customers using such third-party software, we may not be able to meet our contractual obligations to customers, which may result in disputes with customers and harm to our business. In addition, if any third-party software providers experience an outage, our solutions integrated with such software will not function properly or at all, and our customers may be dissatisfied with our solutions. If the software of such third-party providers has performance or other problems, such issues may reflect poorly on us and the adoption and renewal of our solutions and our business may be harmed. Although our customers may be able to switch to alternative technologies if a provider’s services were unreliable or if a provider was to limit such customer’s access and utilization of its data or the provider’s functionality, our business could nevertheless be harmed due to the risk that our customers could reduce their use of our solutions.

Our customers are highly regulated and subject to a number of challenges and risks. Our failure to comply with laws and regulations applicable to us as a technology provider to financial services providers and to enable our customers to comply with the laws and regulations applicable to them could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business.

Our customers and prospective customers are highly regulated and may be required to comply with stringent regulations in connection with subscribing to and implementing our solutions. As a provider of technology to RCFIs, we are examined on a periodic basis by various regulatory agencies and required to review certain of our suppliers and partners. The examination handbook and other guidance issued by the FFIEC govern the examination of our operations and include a review of our systems and data center and technical infrastructure, management, financial condition, development activities and our support and delivery capabilities. If deficiencies are identified, customers may choose to terminate or reduce their relationships with us. In addition, while much of our operations are not directly subject to the same regulations applicable to RCFIs, we are generally obligated to our customers to provide software solutions and maintain internal systems and processes that comply with federal, state and other regulations applicable to them. In particular, as a result of obligations under our customer agreements, we are required to comply with certain provisions of the Gramm-Leach-Bliley Act related to the privacy of consumer information and may be subject to other privacy and data security laws because of the solutions we provide. In addition, numerous regulations have been proposed and are still being written to implement the Dodd-Frank Act, including requirements for enhanced due diligence of the internal systems and processes of companies like ours by their financial institution customers. In general, larger financial institutions are subject to more stringent regulations and as a result, as we sell our solutions to larger financial institutions, we will become obligated to meet more stringent regulatory standards, including more in-depth audits. Still further, President Donald Trump and the Congressional majority have indicated that the Dodd-Frank Act will be under further scrutiny and some of the provisions of the Dodd-Frank Act rules promulgated thereunder may be revised, repealed, or amended. If we have to make changes to our internal processes and solutions as a result of these regulatory changes, we could be required to invest substantial additional time and funds and divert time and resources from other corporate purposes to remedy any identified deficiency.

This evolving, complex and often unpredictable regulatory environment could result in our failure to provide regulatory-compliant solutions, which could result in customers’ not purchasing our solutions or terminating their agreements with us or the imposition of fines or other liabilities for which we may be responsible. In addition, federal, state or foreign agencies may attempt to further regulate our activities in the future. For example, Congress could enact legislation to regulate providers of electronic commerce services as consumer financial services providers or under another regulatory framework. If enacted or deemed applicable to us, such laws, rules or regulations could be imposed on our activities or our business thereby rendering our business or operations more costly, burdensome, less efficient or impossible, any of which could have a material adverse effect on our business, financial condition and operating results.

We are subject to various global data privacy and security regulations, which could result in additional costs and liabilities to us.

Our business is subject to a wide variety of local, state, national and international laws, directives and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. These data protection and privacy-related laws and regulations continue to evolve and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance. In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, and state breach notification laws. If there is a breach of our systems and we know or suspect that unencrypted personal customer or End User information has been stolen, we may be required to inform the representative state attorney general or federal or country regulator, media and credit reporting agencies, and any customers whose information was stolen, which could harm our reputation and business. Other states and countries have enacted different requirements for protecting personal information collected and maintained electronically. We expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards will have on our business or the businesses of our customers, including, but not limited to, the European Union’s recently enacted General Data Protection Regulation, which came into force in May 2018 and creates a range of new compliance obligations, which could require us to change our business practices, and significantly increases financial penalties for noncompliance.

Failure to comply with laws concerning privacy, data protection and information security could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers, End Users and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing customers and End Users and prospective customers and End Users), any of which could have a material adverse effect on our operations, financial performance and business. In addition, we could suffer adverse publicity and loss of customer confidence were it known that we did not take adequate measures to assure the confidentiality of the personally identifiable information that our customers had given to us. This could result in a loss of customers and revenue that could jeopardize our success. We may not be successful in avoiding potential liability or disruption of business resulting from the failure to comply with these laws and, even if we comply with laws, may be subject to liability because of a security incident. If we were required to pay any significant amount of money in satisfaction of claims under these laws, or any similar laws enacted by other jurisdictions, or if we were forced to cease our business operations for any length of time as a result of our inability to comply fully with any of these laws, our business, operating results and financial condition could be adversely affected. Further, complying with the applicable notice requirements in the event of a security breach could result in significant costs.

Additionally, our business efficiencies and economies of scale depend on generally uniform solutions offerings and uniform treatment of customers and their End Users across all jurisdictions in which we operate.

Compliance requirements that vary significantly from jurisdiction to jurisdiction impose added costs on our business and can increase liability for compliance deficiencies.

If our or our customers’ security measures are compromised or unauthorized access to customer data is otherwise obtained, our solutions may not be secure or may be perceived as not being secure, and customers may curtail or cease their use of our solutions, our reputation may be harmed, and we may incur significant liabilities.

Our operations involve access to and transmission of proprietary information and data and transaction and account details of our customers and their End Users. Our security measures and the security measures of our customers may not be sufficient to prevent our systems from being compromised as a result of third-party action, the error or intentional misconduct of employees, customers or their End Users, malfeasance or stolen or fraudulently obtained log-in credentials. Security incidents can result in unauthorized access to, loss of or unauthorized disclosure of this information, litigation, indemnity obligations and other possible liabilities, as well as negative publicity, which could damage our reputation, impair our sales and harm our business. Cyber-attacks, account take-over attacks, fraudulent representations and other malicious Internet-based activity continue to increase and financial services providers, their End Users, and technology providers are often targets of such attacks. In addition, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information to gain access to our confidential or proprietary information or the data of our customers and their End Users. A party who is able to compromise the security of our facilities could cause interruptions or malfunctions in our operations. We may be unable to anticipate or prevent techniques used to obtain unauthorized access or sabotage systems because they change frequently and generally are not detected until after an incident has occurred. As we increase our customer base and our brand becomes more widely known and recognized, we may become more of a target for third parties seeking to compromise our security systems or gain unauthorized access to the data of our customers and their End Users. A failure or inability to meet our customers’ expectations with respect to security and confidentiality could seriously damage our reputation and affect our ability to retain customers and attract new business.

Federal, state and other regulations may require us to notify customers and their End Users of data security incidents involving certain types of personal data. Security compromises experienced by our competitors, by our customers or by us may lead to public disclosures and widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new customers, cause existing customers to elect not to renew their subscriptions or subject us to third-party lawsuits, regulatory fines or other action or liability, which could materially and adversely affect our business and operating results.

In addition, some of our customers contractually require notification of any data security compromise and include representations and warranties that our solutions comply with certain regulations related to data security and privacy. Although our customer agreements typically include limitations on our potential liability, there can be no assurance that such limitations of liability would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more claims, or that our insurers will not deny or attempt to deny coverage as to any future claim. The successful assertion of one or more claims against us, the inadequacy of or denial of coverage under our insurance policies, litigation to pursue claims under our policies or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations.

We may experience quarterly fluctuations in our operating results due to a number of factors, which makes our future results difficult to predict and could cause our operating results to fall below expectations or our guidance.

Our quarterly operating results have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Our past results may not be indicative of our future performance. In addition to the other risks described in this report, factors that may affect our quarterly operating results include the following:

•	the addition or loss of customers, including through acquisitions, consolidations or failures;

•	the amount of use of our solutions in a period and the amount of any associated revenues and expenses;

•	budgeting cycles of our customers and changes in spending on solutions by our current or prospective customers;

•	seasonal variations in sales of our solutions, which may be lowest in the first quarter of the calendar year;

•

changes in the competitive dynamics of our industry, including consolidation among competitors, changes to pricing or the introduction of new products and services that limit demand for our solutions or cause customers to delay purchasing decisions;

•	the amount and timing of cash collections from our customers;

•	long or delayed implementation times for new customers, including larger customers, or other changes in the levels of customer support we provide;

•

the timing of customer payments and payment defaults by customers, including any buyouts by customers of the remaining term of their contracts with us in a lump sum payment that we would have otherwise recognized over the term of those contracts, and any costs associated with impairments of related contract assets;

•	the amount and timing of our operating costs and capital expenditures;

•	changes in tax rules or the impact of new accounting pronouncements, including the effects of our adoption of newly issued accounting standards regarding revenue recognition;

•

general economic conditions that may adversely affect our customers’ ability or willingness to purchase solutions, delay a prospective customer’s purchasing decision, reduce our revenues from customers or affect renewal rates;

•	unexpected expenses such as those related to litigation or other disputes;

•	the timing of stock awards to employees and related adverse financial statement impact of having to expense those stock awards over their vesting schedules; and

•	the amount and timing of costs associated with recruiting, hiring, training and integrating new employees, many of whom we hire in advance of anticipated needs.

Moreover, the price of the notes and our common stock might be based on expectations of investors or securities analysts of future performance that are inconsistent with our actual growth opportunities or that we might fail to meet and, if our revenues or operating results fall below expectations, the price of our notes and common stock could decline substantially.

We have a history of losses, and we do not expect to be profitable for the foreseeable future.

We have incurred losses from operations in each period since our inception in 2005, except for 2010 when we recognized a gain on the sale of a subsidiary. We incurred net losses of $35.4 million, $26.2 million and

$36.4 million for the years ended December 31, 2018, 2017 and 2016, respectively. As of March 31, 2019, we had an accumulated deficit of $191.7 million. These losses and accumulated deficit reflect the substantial investments we have made to develop our solutions and acquire customers. As we seek to continue to grow our number of customers, including through acquisitions, we expect to incur significant sales, marketing, implementation and other related expenses, including amortization of acquired intangibles. Our ability to achieve or sustain profitability will depend on our obtaining sufficient scale and productivity so that the cost of adding and supporting new customers does not adversely impact our margins. We also expect to make other significant expenditures to develop and expand our solutions and our business, including continuing to increase our marketing, services and sales operations and continuing our significant investment in research and development and our technical infrastructure. We expect to incur losses for the foreseeable future as we continue to focus on adding new customers and solutions, and we cannot predict whether or when we will achieve or sustain profitability. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenues enough to offset our higher operating expenses. In addition, as a public company, we incur significant legal, accounting and other expenses. These increased expenditures will make it harder for us to achieve and maintain profitability. While our revenues have grown in recent periods, such growth may not be sustainable, and our revenues could decline or grow more slowly than we expect. We also may incur additional losses in the future for a number of reasons, including due to litigation and other unforeseen reasons and the risks described in this report. Accordingly, we cannot assure you that we will achieve profitability in the future, nor that, if we do become profitable, we will be able to sustain profitability. If we are unable to achieve and sustain profitability, our customers may lose confidence in us and slow or cease their purchases of our solutions and we may be unable to attract new customers, which would adversely impact our operating results.

Our sales cycle can be unpredictable, time-consuming and costly, which could harm our business and operating results.

Our sales process involves educating prospective customers and existing customers about the use, technical capabilities and benefits of our solutions. Prospective customers, especially larger financial services providers, often undertake a prolonged evaluation process, which typically involves not only our solutions, but also those of our competitors and lasts from six to nine months or longer. We may spend substantial time, effort and money on our sales and marketing efforts without any assurance that our efforts will produce any sales. It is also difficult to predict the level and timing of sales opportunities that come from our referral partners.

Events affecting our customers’ businesses may occur during the sales cycle that could affect the size or timing of a purchase, contributing to more unpredictability in our business and operating results. As a result of these factors, we may face greater costs, longer sales cycles and less predictability in the future.

We do not have an adequate history with our subscription or pricing models to accurately predict the long-term rate of customer subscription renewals or adoption, or the impact these renewals and adoption, or any customer terminations, will have on our revenues or operating results.

We have limited experience with respect to determining the optimal prices for our solutions. As the markets for our existing solutions develop, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Moreover, large or influential financial services providers may demand more favorable pricing or other contract terms, including termination rights. As a result, in the future we may be required to reduce our prices or accept other unfavorable contract terms, each of which could adversely affect our revenues, gross margin, profitability, financial position and cash flow.

Our customers have no obligation to renew their subscriptions for our solutions after the expiration of the initial subscription term, and if our customers renew at all, then our customers may renew for fewer solutions or on different pricing terms. Our renewal rates may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our pricing or our solutions or their ability to continue their operations and spending levels. Additionally, certain agreements may include termination rights allowing customers to terminate their customer agreements in the event of, among other things, defects with our solutions, changes in our solution, breach by us of our obligations, requirements from regulatory authorities or a change in control of our company. If our customers terminate or do not renew their subscriptions for our solutions on similar pricing terms, our revenues may decline and our business could suffer. As we create new solutions or enhance our existing solutions to support new technologies and devices, our pricing of these solutions and related services may be unattractive to customers or fail to cover our costs.

Defects or errors in our solutions could harm our reputation, result in significant costs to us, impair our ability to sell our solutions and subject us to substantial liability.

Our solutions are inherently complex and may contain defects or errors, particularly when first introduced or as new versions are released. Despite extensive testing, from time-to-time we have discovered defects or errors in our solutions. In addition, due to changes in regulatory requirements relating to our customers or to technology providers to financial services providers like us, we may discover deficiencies in our software processes related to those requirements. Material performance problems or defects in our solutions might arise in the future.

Any such errors, defects, other performance problems or disruptions in service to provide bug fixes or upgrades, whether in connection with day-to-day operations or otherwise, could be costly for us to remedy, damage our customers’ businesses and harm our reputation. In addition, if we have any such errors, defects or other performance problems, our customers could seek to terminate their agreements, elect not to renew their subscriptions, delay or withhold payment or make claims against us. Any of these actions could result in lost business, increased insurance costs, difficulty in collecting our accounts receivable, costly litigation and adverse publicity. Such errors, defects or other problems could also result in reduced sales or a loss of, or delay in, the market acceptance of our solutions.

Moreover, software development is time-consuming, expensive, complex and requires regular maintenance. Unforeseen difficulties can arise. If we do not complete our periodic maintenance according to schedule or if customers are otherwise dissatisfied with the frequency or duration of our maintenance services, customers could elect not to renew, or delay or withhold payment to us or cause us to issue credits, make refunds or pay penalties. Because our solutions are often customized and deployed on a customer-by-customer basis, rather than through a multi-tenant SaaS method of distribution, applying bug fixes, upgrades or other maintenance services may require updating each instance of our software, which could be time consuming and cause us to incur significant expense. We might also encounter technical obstacles, and it is possible that we discover problems that prevent our solutions from operating properly. If our solutions do not function reliably or fail to achieve customer expectations in terms of performance, customers could seek to cancel their agreements with us and assert liability claims against us, which could damage our reputation, impair our ability to attract or maintain customers and harm our results of operations.

Failures or reduced accessibility of third-party hardware or software on which we rely could impair the delivery of our solutions and adversely affect our business.

We rely on hardware that we purchase or lease and software that we develop or license from, or that is hosted by third parties, to offer our solutions. In addition, we obtain licenses from third parties to use intellectual property associated with the development of our solutions. These licenses might not continue to be available to us on acceptable terms, or at all. While we are not substantially dependent upon any third-party hardware or software, the loss of the right to use all or a significant portion of our third-party hardware or software required for the development, maintenance and delivery of our solutions could result in delays in the provision of our solutions until we develop or identify, obtain and integrate equivalent technology, which could harm our business.

Any errors or defects in the hardware or software we use could result in errors, interruptions or a failure of our solutions. Although we believe that there are alternatives, any significant interruption in the availability of all or a significant portion of such hardware or software could have an adverse impact on our business unless and until we can replace the functionality provided by these products at a similar cost. Furthermore, this hardware and software may not be available on commercially reasonable terms, or at all. The loss of the right to use all or a significant portion of this hardware or software could limit access to our solutions. Additionally, we rely upon third parties’ abilities to enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. We may be unable to effect changes to such third-party technologies, which may prevent us from rapidly responding to evolving customer requirements. We also may be unable to replace the functionality provided by the third-party software currently offered in conjunction with our solutions in the event that such software becomes obsolete or incompatible with future versions of our solutions or is otherwise not adequately maintained or updated.

We depend on data centers operated by third parties and third-party Internet hosting providers, and any disruption in the operation of these facilities or access to the Internet could adversely affect our business.

We currently host our digital banking platform solutions primarily from two third-party data center hosting facilities located in Austin, Texas and Carrollton, Texas and certain of our lending and leasing and BaaS solutions are hosted by cloud-based providers, including Amazon Web Services and Microsoft Azure. The owners and operators of these current and future facilities and cloud-based hosting services do not guarantee that our customers’ access to our solutions will be uninterrupted, error-free or secure. We may experience website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. We do not control the operation of these data center facilities and cloud-based services, and such facilities and services are vulnerable to damage or interruption from human error, intentional bad acts, power loss, hardware failures, telecommunications failures, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes or similar catastrophic events. They also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or terminate our hosting arrangement or other unanticipated problems could result in lengthy interruptions in the delivery of our solutions, cause system interruptions, prevent our customers’ End Users from accessing their accounts or services online, reputational harm and loss of critical data, prevent us from supporting our solutions or cause us to incur additional expense in arranging for new facilities, services and support.

We also depend on third-party Internet-hosting providers and continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our Internet-hosting or bandwidth providers for any reason or if their services are disrupted, for example due to viruses or denial of service or other attacks on their systems, or due to human error, intentional bad acts, power loss, hardware failures, telecommunications failures, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes or similar catastrophic events, we could experience disruption in our ability to offer our solutions and adverse perception of our solutions’ reliability, or we could be required to retain the services of replacement providers, which could increase our operating costs and harm our business and reputation.

We do not have any control over the availability or performance of salesforce.com’s Force.com platform, and if we or our digital lending and leasing solution customers encounter problems with it, we may be required to replace Force.com with another platform, which would be difficult and costly.

Our digital lending and leasing solutions run on salesforce.com’s Force.com platform, and we do not have any control over the Force.com platform or the prices salesforce.com charges to our customers. Salesforce.com may discontinue or modify Force.com or increase its fees or modify its pricing incentives for our customers. If salesforce.com takes any of these actions, we may suffer lower sales, increased operating costs and loss of revenue from our digital lending and leasing solutions until equivalent technology is either developed by us, or, if available from a third party, is identified, obtained and integrated. Additionally, we may not be able to honor commitments we have made to our customers and we may be subject to breach of contract or other claims from our customers.

In addition, we do not control the performance of Force.com. If Force.com experiences an outage, our digital lending and leasing solutions will not function properly, and our customers may be dissatisfied. If salesforce.com has performance or other problems with its Force.com platform, they will reflect poorly on us and the adoption and renewal of our digital lending and leasing solutions and our business may be harmed.

We derive substantially all of our revenues from customers in the financial services industry, and any downturn or consolidation in the financial services industry, or unfavorable economic conditions affecting regions in which a significant portion of our customers are concentrated, could harm our business.

Substantially all of our revenues are derived from RCFIs. RCFIs have experienced significant pressure in recent years due to economic uncertainty, liquidity concerns and increased regulation. In recent years, many RCFIs have failed, merged or been acquired. Failures and consolidations are likely to continue, and there are very few new RCFIs being created. Further, if our customers merge with or are acquired by other entities such as financial institutions that have in-house developed digital banking solutions or that are not our customers or use fewer of our solutions, our customers may discontinue, reduce or change the terms of their use of our solutions. It is also possible that the larger RCFIs that result from mergers or consolidations could have greater leverage in negotiating terms with us or could decide to replace some or all of our solutions. Any of these developments could have an adverse effect on our business, results of operations and financial condition.

In addition, any downturn in the financial services industry or unfavorable economic conditions affecting the regions in which our customers are concentrated may cause our customers to reduce their spending on solutions such as ours, seek to terminate or renegotiate their contracts with us or fail. A significant portion of our revenues is derived from RCFIs in states, in particular Texas, whose economies are substantially dependent upon the energy and natural resources market, in particular oil and gas exploration and production. Since 2014, the price of oil and gas has remained low resulting in economic uncertainty in Texas and such other states. Should the price of oil and gas decline further or remain at the current low price for an extended period, the general economic conditions in Texas and such other states could be negatively affected, which could have a material adverse effect on our RCFI customers, and accordingly our business, results of operations, and financial condition.

Because we recognize revenues from our solutions over the terms of our customer agreements, the impact of changes in the subscriptions for our solutions will not be immediately reflected in our operating results, and rapid growth in our customer base may adversely affect our operating results in the short term since we expense a substantial portion of implementation costs as incurred.

We generally recognize revenues monthly over the terms of our customer agreements. The initial term of our digital banking platform customer agreements averages over five years, although it varies by customer. As a result, the substantial majority of the revenues we report in each quarter are related to agreements entered into during previous quarters. Consequently, a change in the level of new customer agreements or implementations in any quarter may have a small impact on our revenues in that quarter but will affect our revenues in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our solutions, or changes in our rate of renewals may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenues through additional sales in any period.

Additionally, we recognize our expenses over varying periods based on the nature of the expense. In particular, we recognize a substantial portion of implementation expenses as incurred even though we recognize the related revenues over extended periods. As a result, we may report poor operating results in periods in which we are incurring higher implementation expenses related to revenues that we will recognize in future periods, including implementations for larger customers that have heightened levels of complexity in their hardware, software and network infrastructure needs. Alternatively, we may report better operating results in periods due to lower implementation expenses, but such lower expenses may be indicative of slower revenue growth in future periods. As a result, our expenses may fluctuate as a percentage of revenues and changes in our business generally may not be immediately reflected in our results of operations.

As the number, size, type and complexity of customers that we serve increase and change, we may encounter implementation challenges, and we may have to delay revenue recognition for some complex engagements, which would harm our business and operating results.

We may face unexpected implementation challenges related to the complexity of our customers’ implementation and integration requirements, particularly implementations for larger customers that have heightened levels of complexity in their hardware, software and network infrastructure needs. Our implementation expenses increase when customers have unexpected data, hardware or software technology challenges, or complex or unanticipated business or regulatory requirements. In addition, our customers typically require complex acceptance testing related to the implementation of our solutions. Implementation delays may also require us to delay revenue recognition under the related customer agreement longer than expected. Further, because we do not fully control our customers’ implementation schedules, if our customers do not allocate the internal resources necessary to meet implementation timelines or if there are unanticipated implementation delays or difficulties, our revenue recognition may be delayed. Losses of End Users or any difficulties or delays in implementation processes could cause customers to delay or forgo future purchases of our solutions, which would adversely affect our business, operating results and financial condition.

Shifts over time in the number of End Users of our solutions, their use of our solutions and our customers’ implementation and customer support needs could negatively affect our profit margins.

Our profit margins can vary depending on numerous factors, including the scope and complexity of our implementation efforts, the number of End Users on our solutions, the frequency and volume of their use of our solutions and the level of customer support services required by our customers. For example, our services offerings typically have a much higher cost of revenues than subscriptions to our solutions, so any increase in sales of services as a proportion of our subscriptions would have an adverse effect on our overall gross margin and operating results. If we are unable to increase the number of End Users and the number of transactions they perform on our solutions, the types of customers that purchase our solutions changes, or the mix of solutions purchased by our customers changes, our profit margins could decrease and our operating results could be adversely affected.

If we fail to provide effective customer training on our solutions and high-quality customer support, our business and reputation would suffer.

Effective customer training on our solutions and high-quality, ongoing customer support are important to the successful marketing and sale of our solutions and for the renewal of existing customer agreements. Providing this training and support requires that our customer training and support personnel have financial services knowledge and expertise, making it difficult for us to hire qualified personnel and scale our training and support operations. The demand on our customer support organization will increase as we expand our business and pursue new customers, and such increased support could require us to devote significant development services and support personnel, which could strain our team and infrastructure and reduce our profit margins. If we do not help our customers quickly resolve any post-implementation issues and provide effective ongoing customer support, our ability to sell additional solutions to existing and future customers could suffer and our reputation would be harmed.

If we fail to respond to evolving technological requirements or introduce adequate enhancements, new features or solutions, our solutions could become obsolete or less competitive.

The markets for our solutions are characterized by rapid technological advancements, changes in customer requirements and technologies, frequent new product introductions and enhancements and changing regulatory requirements. The life cycles of our solutions are difficult to estimate. Rapid technological changes and the introduction of new products and enhancements by new or existing competitors or large financial services providers could undermine our current market position. Other means of digital financial services solutions may be developed or adopted in the future, and our solutions may not be compatible with these new technologies. In addition, the technological needs of, and services provided by, customers may change if they or their competitors offer new services to End Users. Maintaining adequate research and development resources to meet the demands of the markets we serve is essential. The process of developing new technologies and solutions is complex and expensive. The introduction of new solutions by our competitors, the market acceptance of competitive solutions based on new or alternative technologies or the emergence of new technologies or solutions in the broader financial services industry could render our solutions obsolete or less effective.

The success of any enhanced or new solution depends on several factors, including timely completion, adequate testing and market release and acceptance of the solution. Any new solutions that we develop or acquire may not be introduced in a timely or cost-effective manner, may contain defects or may not achieve the broad market acceptance necessary to generate significant revenues. If we are unable to anticipate customer requirements or work with our customers successfully on implementing new solutions or features in a timely manner or enhance our existing solutions to meet our customers’ requirements, our business and operating results may be adversely affected.

If we fail to effectively expand our sales and marketing capabilities and teams, including through partner relationships, we may not be able to increase our customer base and achieve broader market acceptance of our solutions.

Increasing our customer base and achieving broader market acceptance of our solutions will depend on our ability to expand our sales and marketing organizations and their abilities to obtain new customers and sell additional solutions and services to new and existing customers. We believe there is significant competition for direct sales professionals with the skills and knowledge that we require, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future. Our ability to achieve significant future revenue growth will depend on our success in recruiting, training and retaining a sufficient number of direct sales professionals. New hires require significant training and time before they become fully productive and may not become as productive as quickly as we anticipate. As a result, the cost of hiring and carrying new representatives cannot be offset by the revenues they produce for a significant period of time. Our growth prospects will be harmed if our efforts to expand, train and retain our direct sales team do not generate a corresponding significant increase in revenues. Additionally, if we fail to sufficiently invest in our marketing programs or they are unsuccessful in creating market awareness of our company and solutions, our business may be harmed and our sales opportunities limited.

In addition to our direct sales team, we also extend our sales distribution through formal and informal relationships with referral partners. While we are not substantially dependent upon referrals from any partner, our ability to achieve significant revenue growth in the future will depend upon continued referrals from our partners and growth of the network of our referral partners. These partners are under no contractual obligation to continue to refer business to us, nor do these partners have exclusive relationships with us and may choose to instead refer potential customers to our competitors. We cannot be certain that these partners will prioritize or provide adequate resources for promoting our solutions or that we will be successful in maintaining, expanding or developing our relationships with referral partners. Our competitors may be effective in providing incentives to third parties, including our partners, to favor their solutions or prevent or reduce subscriptions to our solutions either by disrupting our relationships with existing customers or limiting our ability to win new customers.

Establishing and retaining qualified partners and training them with respect to our solutions requires significant time and resources. If we are unable to devote sufficient time and resources to establish and train these partners, or if we are unable to maintain successful relationships with them, we may lose sales opportunities and our revenues could suffer.

We rely on our management team and other key employees, and the loss of one or more key employees could harm our business.

Our success and future growth depend upon the continued services of our management team, in particular our Chief Executive Officer, and other key employees, including in the areas of research and development, marketing, sales, services and general and administrative functions. From time to time, there may be changes in our management team resulting from the hiring or departure of executives, which could disrupt our business. We also are dependent on the continued service of our existing development professionals because of the complexity of our solutions, including complexity arising as a result of the regulatory requirements that are applicable to our customers and the pace of technology changes impacting our customers and their End Users. We may terminate any employee’s employment at any time, with or without cause, and any employee may resign at any time, with or without cause; however, our employment agreements with our named executive officers provide for the payment of severance under certain circumstances. We have also entered into employment agreements with our other executive officers which provide for the payment of severance under similar circumstances as in our named executive officers’ employment agreements. The loss of one or more of our key employees could harm our business.

Because competition for key employees is intense, we may not be able to attract and retain the highly-skilled employees we need to support our operations and future growth.

Competition for executive officers, software developers and other key employees in our industry is intense. In particular, we compete with many other companies for executive officers, for software developers with high levels of experience in designing, developing and managing software, as well as for skilled sales and operations professionals and knowledgeable customer support professionals, and we may not be successful in attracting the professionals we need. Competition for software development and engineering personnel is intense. We may have difficulty hiring and retaining suitably skilled personnel or expanding our research and development organization. In addition, job candidates and existing employees often consider the actual and potential value of the equity awards they receive as part of their overall compensation. Thus, if the perceived value or future value of our stock declines, our ability to attract and retain highly skilled employees may be adversely affected. In addition, many of our existing employees may exercise vested options or vest in outstanding restricted stock units and sell our stock, which may make it more difficult for us to retain key employees. If we fail to attract and retain new employees, our business and future growth prospects could be harmed.

Our failure to comply with laws and regulations related to the Internet and mobile usage could adversely affect our business and results of operations, increase costs and impose constraints on the way we conduct our business.

We and our customers are subject to laws and regulations applicable to doing business over the Internet and through the use of mobile devices. It is often not clear how existing laws governing issues such as property ownership, sales and other taxes apply to the Internet and mobile usage, as these laws have in some cases failed to keep pace with technological change. Laws governing the Internet could also impact our business or the business of our customers. For instance, existing and future regulations on taxing Internet use, pricing, characterizing the types and quality of services and products, or restricting the exchange of information over the Internet or mobile devices could result in reduced growth of our business, a general decline in the use of the Internet by financial services providers, or their End Users, or diminished viability of our solutions and could significantly restrict our customers’ ability to use our solutions. Changing laws and regulations, industry standards and industry self-regulation regarding the collection, use and disclosure of certain data may have similar effects on our and our customers’ businesses. Any such constraint on the growth in Internet and mobile usage could decrease its acceptance as a medium of communication and commerce or result in increased adoption of new modes of communication and commerce that may not be supported by our solutions. Any such adverse legal or regulatory developments could substantially harm our operating results and our business.

Legislation relating to consumer privacy may affect our ability to collect data that we use in providing our customers’ End User information, which, among other things, could negatively affect our ability to satisfy our customers’ needs.

We collect and store personal and identifying information regarding our customers’ End Users to enable certain functionality of our solutions and provide our customers with data about their End Users. The enactment of new or amended legislation or industry regulations pertaining to consumer or private sector privacy issues could have a material adverse impact on our collection, storage and sharing of such information. Legislation or industry regulations regarding consumer or private sector privacy issues could place restrictions upon the collection, sharing and use of information that is currently legally available, which could materially increase our cost of collecting some data. These types of legislation or industry regulations could also prohibit us from collecting or disseminating certain types of data, which could adversely affect our ability to meet our customers’ requirements and our profitability and cash flow targets. While every state, the District of Columbia and the FFIEC have enacted data breach notification laws or requirements, there is no such federal law generally applicable to our businesses. These legislative measures impose strict requirements on reporting time frames for providing notice, as well as the contents of such notices. The costs of compliance with, the inability to determine whether a data breach has occurred within the time frame provided by, and other burdens imposed by, such laws and regulations may lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our solutions.

In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the collecting, storing and processing of personal information were to be curtailed, our solutions would be less effective, which may reduce demand for our solutions and adversely affect our business.

Any use of our solutions by our customers in violation of regulatory requirements could damage our reputation and subject us to additional liability.

If our customers or their End Users use our solutions in violation of regulatory requirements and applicable laws, we could suffer damage to our reputation and could become subject to claims. We rely on contractual obligations made to us by our customers that their use and their End Users’ use of our solutions will comply with applicable laws. However, we do not audit our customers or their End Users to confirm compliance. We may become subject to or involved with claims for violations by our customers or their End Users of applicable laws in connection with their use of our solutions. Even if claims asserted against us do not result in liability, we may incur costs in investigating and defending against such claims. If we are found liable in connection with our customers’ or their End Users’ activities, we could incur liabilities and be required to redesign our solutions or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.

Any future litigation against us could be costly and time-consuming to defend.

We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business such as claims brought by our customers in connection with commercial disputes or employment claims made by our current or former employees. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, overall financial condition and operating results. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our operating results and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the trading price of our stock.

Lawsuits by third parties against us and our customers for alleged infringement of the third parties’ proprietary rights or for other intellectual property related claims could result in significant expenses and harm our operating results.

Our industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary rights. Companies in our industry are often required to defend against litigation claims based on allegations of infringement or other violations of intellectual property rights. Furthermore, our customer agreements typically require us to indemnify our customers against liabilities incurred in connection with claims alleging our solutions infringe the intellectual property rights of a third party. From time to time, we have been involved in disputes related to patent and other intellectual property rights of third parties, none of which have resulted in material liabilities. We expect these types of disputes to continue to arise in the future. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. There can be no assurances that any existing limitations of liability provisions in our contracts would be enforceable or adequate, or would otherwise protect us from any such liabilities or damages with respect to any particular claim. If such claims are successful, or if we are required to indemnify or defend our customers from these or other claims, these matters could be disruptive to our business and management and have an adverse effect on our business, operating results and financial condition.

Furthermore, our technologies may not be able to withstand any third-party claims or rights against their use. As a result, our success depends upon our not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. We have a very limited patent portfolio, which will likely prevent us from deterring patent infringement claims, and our competitors and others may now and in the future have significantly larger patent portfolios than we have. From time to time, we have received and may continue to receive threatening letters or notices or in the future may be the subject of claims that our solutions and underlying technology infringe or violate the intellectual property rights of others, and we may be found to be infringing upon such rights. The risk of patent litigation has been amplified by the increase in the number of non-practicing patent asserting entities, or patent trolls. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us or our customers whom we indemnify, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our solutions or require that we comply with other unfavorable terms. Even if the claims do not result in litigation or are resolved in our favor, these claims and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

The frequency of these types of claims may increase as we continue to add new customers and as a result of our being a public company.

If we are unable to protect our intellectual property, our business could be adversely affected.

Our success depends upon our ability to protect our intellectual property, which may require us to incur significant costs. We have developed much of our intellectual property internally, and we rely on a combination of confidentiality obligations in contracts, patents, copyrights, trademarks, service marks, trade secret laws and other contractual restrictions to establish and protect our intellectual property and other proprietary rights. In particular, we enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have business relationships in which they will have access to our confidential information. We also rely upon licenses to intellectual property from third parties. No assurance can be given that these agreements or other steps we take to protect our intellectual property or the third-party intellectual property used in our solutions will be effective in controlling access to and distribution of our solutions and our confidential and proprietary information. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized uses of our intellectual property.

Despite our precautions, it may be possible for third parties to copy our solutions and use information that we regard as proprietary to create solutions and services that compete with ours. Third parties may also independently develop technologies that are substantially equivalent to our solutions. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our solutions may be unenforceable under the laws of certain jurisdictions.

In some cases, litigation may be necessary to enforce our intellectual property rights or to protect our trade secrets. Litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights and exposing us to significant damages or injunctions. Our inability to protect our intellectual property against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay sales or the implementation of our solutions, impair the functionality of our solutions, delay introductions of new solutions, result in our substituting less-advanced or more-costly technologies into our solutions or harm our reputation. In addition, we may be required to license additional intellectual property from third parties to develop and market new solutions, and we cannot assure you that we could license that intellectual property on commercially reasonable terms or at all.

As of March 31, 2019, we had nine U.S. patent applications pending and two issued U.S. patents. We do not know whether our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow the scope of our claims. To the extent that our pending patent applications or any portion of such applications proceed to issuance as a patent, any such future patent may be opposed, contested, circumvented, designed around by a third party or found to be invalid or unenforceable. In addition, our existing and any future issued patents may be opposed, contested, circumvented, designed around by a third party or found to be invalid or unenforceable. The process of seeking patent protection can be lengthy and expensive. We rely on a combination of patent, copyright, trade secret, trademark and other intellectual property laws to protect our intellectual property, and much of our technology is not covered by any patent or patent application.

We use “open source” software in our solutions, which may restrict how we use or distribute our solutions, require that we release the source code of certain software subject to open source licenses or subject us to litigation or other actions that could adversely affect our business.

We currently use in our solutions, and may use in the future, software that is licensed under “open source,” “free” or other similar licenses where the licensed software is made available to the general public on an “as-is” basis under the terms of a specific non-negotiable license. Some open source software licenses require that software subject to the license be made available to the public and that any modifications or derivative works based on the open source code be licensed in source code form under the same open source licenses. Although we monitor our use of open source software, we cannot assure you that all open source software is reviewed prior to use in our solutions, that our programmers have not incorporated open source software into our solutions, or that they will not do so in the future. In addition, some of our products may incorporate third-party software under commercial licenses. We cannot be certain whether such third-party software incorporates open source software without our knowledge. In the past, companies that incorporate open source software into their products have faced claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. Therefore, we could be subject to suits by parties claiming noncompliance with open source licensing terms or infringement or misappropriation of proprietary software. Because few courts have interpreted open source licenses, the manner in which these licenses may be interpreted and enforced is subject to some uncertainty. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our solutions. As a result of using open source software subject to such licenses, we could be required to release our proprietary source code, pay damages, re-engineer our products, limit or discontinue sales or take other remedial action, any of which could adversely affect our business.

The market data and forecasts included in this report may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at similar rates, or at all.

The market data and forecasts included in our Annual Report on Form 10-K for the year ended December 31, 2018 and our other filings with the SEC, including the data and forecasts published by BauerFinancial, Deloitte and Venture Scanner among others, and our internal estimates and research are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. If the forecasts of market growth or anticipated spending prove to be inaccurate, our business and growth prospects could be adversely affected. Even if the forecasted growth occurs, our business may not grow at a similar rate, or at all. Our future growth is subject to many factors, including our ability to successfully implement our business strategy, which itself is subject to many risks and uncertainties. Such reports speak as of their respective publication dates and the opinions expressed in such reports are subject to change. Accordingly, potential investors in our common stock are urged not to put undue reliance on such forecasts and market data.

Uncertain or weakened economic conditions may adversely affect our industry, business and results of operations.

Our overall performance depends on economic conditions, which may remain challenging or uncertain for the foreseeable future. Financial developments seemingly unrelated to us or our industry may adversely affect us. Domestic and international economies have been impacted by threatened sovereign defaults and ratings downgrades, falling demand for a variety of goods and services, restricted credit, threats to major multinational companies, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies and overall uncertainty. These conditions affect the rate of technology spending and could adversely affect our customers’ ability or willingness to purchase our solutions, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscriptions or affect renewal rates, any of which could adversely affect our operating results. We cannot predict the timing, strength or duration of the economic recovery or any subsequent economic slowdown in the U.S. or in our industry.

We may not be able to utilize a significant portion of our net operating loss carryforwards, which could adversely affect our operating results and cash flows.

As of December 31, 2018, we had approximately $276.9 million of U.S. federal net operating loss carryforwards. Utilization of these net operating loss carryforwards depends on many factors, including our future income, which cannot be assured. Our loss carryforwards begin to expire in 2026. In addition, Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone an ownership change. An ownership change is generally defined as a greater than 50% change in equity ownership by value over a 3-year period. We have undergone one or more ownership changes as a result of prior financings, and may have undergone an ownership change as a result of our Initial Public Offering, or our IPO, in March 2014 or our follow-on offerings in March 2015 and September 2015, and any such change in ownership and the corresponding annual limitation may prevent us from using our current net operating losses prior to their expiration. In addition, our acquisition of the various businesses acquired since 2015 may result in an ownership change, and any such change in ownership may result in a corresponding annual limitation which may prevent us from being able to fully utilize the net operating losses we acquired prior to their expiration. Future ownership changes or future regulatory changes could further limit our ability to utilize our net operating loss carryforwards. To the extent we are not able to offset our future income against our net operating loss carryforwards, this would adversely affect our operating results and cash flows if we attain profitability.

Our business may be subject to additional obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability for past sales. Any successful action by state, local or other authorities to collect additional or past sales tax could adversely harm our business.

We file sales tax returns in certain states within the U.S. as required by law and certain customer contracts for a portion of the solutions that we provide. Our sales tax liabilities with respect to sales and use taxes in various states and local jurisdictions were $0.7 million as of March 31, 2019. From time to time we face sales tax audits, and we will likely continue to do so in the future, and our liability for these taxes could exceed our estimates as state tax authorities could still assert that we are obligated to collect additional amounts as taxes from our customers and remit those taxes to those authorities.

We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to certain of our solutions. State and local taxing jurisdictions have differing rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of sales taxes to our solutions in various jurisdictions is unclear. We review these rules and regulations periodically and, when we believe we are subject to sales and use taxes in a particular state, we may voluntarily engage state tax authorities to determine how to comply with their rules and regulations. A successful assertion by one or more states, including states for which we have not accrued tax liability, requiring us to collect sales or other taxes with respect to sales of our solutions or customer support could result in substantial tax liabilities for past transactions, including interest and penalties, discourage customers from purchasing our solutions or otherwise harm our business and operating results.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

Financial accounting standards may change or their interpretation may change. A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change becomes effective. Changes to existing rules or the re-examining of current practices may adversely affect our reported financial results or the way we conduct our business. Accounting for revenues from sales of our solutions is particularly complex, is often the subject of intense scrutiny by the SEC and will evolve as the Financial Accounting Standards Board, or FASB, continues to consider applicable accounting standards in this area. In particular, in order to be able to comply and maintain compliance with the requirements of the new revenue recognition standard under Accounting Standards Codification, or ASC, 606, we have updated and enhanced our internal accounting systems and processes and our internal controls over financial reporting. This has required, and will continue to require, additional investments by us, and may require incremental resources and system configurations that could increase our operating costs in future periods. Further, as companies operate in compliance with ASC 606, its interpretation and application will likely evolve over time which could adversely impact our current and historical financial results and require further changes to our disclosures, internal systems and processes and internal controls.

Because we operate our business internationally and sell our solutions to customers located outside of the United States, our business is susceptible to risks associated with international operations.

We have operations in India, the United Kingdom, the Netherlands and Australia. We also expect to continue to expand our international operations. The continued international expansion of our operations requires significant management attention and financial resources and results in increased administrative and compliance costs. Our limited experience in operating our business outside the United States increases the risk that our expansion efforts into those regions may not be successful. In particular, our business model may not be successful in particular countries or regions outside the United States for reasons that we currently are unable to anticipate. In addition, conducting international operations subjects us to risks that we have not generally faced in the United States. These include, but are not limited to:

•	fluctuations in currency exchange rates;

•	the complexity of, or changes in, foreign regulatory requirements;

•	the cost and complexity of bringing our solutions into compliance with foreign regulatory requirements, and risks of our solutions not being compliant;

•	difficulties in managing the staffing of international operations, including compliance with local labor and employment laws and regulations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems, overlapping tax regimes, restrictions on the repatriation of earnings and changes in tax rates;

•	dependence on resellers and distributors to increase customer acquisition or drive localization efforts;

•	the burdens of complying with a wide variety of foreign laws and different legal standards;

•	increased financial accounting and reporting burdens and complexities;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	longer sales cycles;

•	political, social and economic instability abroad;

•	terrorist attacks and security concerns in general;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	difficulties entering new non-U.S. markets due to, among other things, consumer acceptance and business knowledge of these new markets;

•	reduced or varied protection for intellectual property rights in some countries; and

•	the risk of U.S. regulation of foreign operations.

The occurrence of any one of these risks could negatively affect our international business and, consequently, our operating results. We cannot be certain that the investment and additional resources required to establish, acquire or integrate operations in other countries will produce desired levels of revenue or profitability. If we are unable to effectively manage our expansion into additional geographic markets, our financial condition and results of operations could be harmed.

We may acquire or invest in companies, or pursue business partnerships, which may divert our management’s attention and present additional risks, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or investments, all of which could have a material adverse effect on our business and results of operations.

We have completed, and may in the future evaluate and consider, potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets. We also may enter into relationships with other businesses to expand our solutions, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may be subject to approvals that are beyond our control. In addition, we have limited experience in acquiring other businesses. We may not be able to find and identify desirable additional acquisition targets, we may incorrectly estimate the value of an acquisition target, and we may not be successful in entering into an agreement with any particular target. Consequently, these transactions, even if undertaken and announced, may not close.

We may not achieve the anticipated benefits from our past acquisitions or any additional businesses we acquire due to a number of factors, including:

•	our inability to integrate, manage or benefit from acquired operations, technologies or services;

•

unanticipated costs or liabilities associated with the acquisition, including the assumption of liabilities or commitments of the acquired business that were not disclosed to us or that exceeded our estimates;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy solutions and hosting infrastructure of the acquired business;

•	uncertainty of entry into markets in which we have limited or no prior experience or in which competitors have stronger market positions;

•

difficulty converting the customers of the acquired business to our solutions and contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

•	use of resources that are needed in other parts of our business;

•	the use of a substantial portion of our cash that we may need to operate our business and which may limit our operational flexibility and ability to pursue additional strategic transactions;

•	the issuance of additional equity securities that would dilute the ownership interests of our stockholders;

•	incurrence of debt on terms unfavorable to us or that we are unable to repay;

•	incurrence of large charges or substantial liabilities;

•	our inability to apply and maintain internal standards, controls, procedures and policies with respect to the acquired businesses;

•	difficulties retaining key employees of the acquired company or integrating diverse software codes or business culture; and

•	becoming subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

We may not be able to secure sufficient additional financing on favorable terms, or at all, to meet our future capital needs.

In addition to this offering and the concurrent convertible note offering, we may require additional capital in the future to pursue business opportunities or acquisitions or respond to challenges and unforeseen circumstances. We may also decide to engage in equity or debt financings or enter into credit facilities for other reasons. We may not be able to secure additional debt or equity financing in a timely manner, on favorable terms, or at all. Any debt financing we obtain in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions.

We have incurred and will continue to incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on our operations and financial results.

As a public company, we have incurred and will continue to incur significant legal, accounting, administrative and other costs and expenses. For example, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, the Public Company Accounting Oversight Board and the New York Stock Exchange, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with public company requirements has increased our costs and made some activities more time-consuming. In addition, our management and other personnel have been required to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we have incurred and will continue to incur significant expenses as well as devote substantial management effort toward ensuring ongoing compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Although we have hired additional employees to comply with these requirements, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to comply with any regulatory changes.

Furthermore, if we identify any issues in complying with public company reporting requirements (for example, if our financial systems prove inadequate or we or our auditors identify deficiencies in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. It is also more expensive to maintain director and officer liability insurance as a public company. Risks associated with our status as a public company may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed on us by these rules and regulations have and we expect will continue to increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities. These costs require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives. Proposals submitted by stockholders at our annual meeting or other advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This situation could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate investigations, inquiries, administrative proceedings or legal proceedings against us and our business may be adversely affected.

Risks Related to this Offering

Any future sales of our common stock in the public markets, or the perception that such sales might occur, along with the concurrent convertible note offering, could reduce the price that our common stock might otherwise attain and may dilute the voting power and ownership interest in us of our then-existing stockholders.

As of March 31, 2019, we had an aggregate of 44,115,636 outstanding shares of common stock. The shares sold in our public offerings, including this offering, can be freely sold in the public market without restriction unless they are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares can be freely sold in the public market, subject in some cases to volume and other restrictions under Rule 144 under the Securities Act and various agreements.

In addition, concurrently with this offering of common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $275 million aggregate principal amount of our 0.75% Convertible Senior Notes due 2026, or a total of $316.25 million aggregate principal amount of notes if the initial purchasers in the concurrent convertible note offering exercise in full their option to purchase additional notes. This offering of common stock is not contingent upon the completion of the concurrent convertible note offering and the concurrent convertible note offering is not contingent upon the completion of this offering of common stock. The sale of the notes in the concurrent convertible note offering could lower the market price for our common stock.

Subject to certain exceptions described under the caption “Underwriting,” we, our directors and executive officers, and the selling stockholder, who together beneficially owned approximately 12.1% of our common stock as of April 30, 2019, have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated for a period of 90 days from the date of this prospectus. When the lock-up period expires, we, our directors and executive officers and the selling stockholder will be able to sell our shares in the public market. In addition, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Sales of a substantial number of such shares upon expiration, or the perception that such sales may occur, or early release, of the lock-up could cause our share price to decline or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

In addition, we have registered 16,049,857 shares of common stock that we have issued and may issue under our stock plans. These shares can be freely sold in the public market upon issuance, subject in some cases to volume and other restrictions under Rules 144 under the Securities Act, and various vesting agreements. In addition, some of our employees, including some of our executive officers, have entered into 10b5-1 trading plans regarding sales of shares of our common stock. These plans provide for sales to occur from time to time. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

In the future, we may issue additional securities to raise capital or in connection with investments and acquisitions. In addition, a substantial number of shares of our common stock are reserved for issuance upon conversion of the notes to be issued in our concurrent convertible note offering and our prior issuance of 2023 Notes in February 2018. The amount of our common stock issued in connection with any such issuance could constitute a material portion of our then outstanding stock. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

If securities or industry analysts publish unfavorable or misleading research about our business, or cease coverage of our company, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the securities or industry analysts who covers us downgrades our stock or publishes unfavorable or misleading research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the market for our stock, and demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Insiders will continue to have significant control over us after this offering, which may limit our stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

Upon completion of this offering, we anticipate that our directors, executive officers and affiliates holding more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately 11.2% of our outstanding common stock, or 11.1% if the underwriters exercise their option to purchase additional shares in full. This significant concentration of ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with one or more large stockholders. In addition, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit other stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit our other stockholders.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently, including if we acquire additional businesses and integrate their operations. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with United States generally accepted accounting principles, or GAAP. While we have documented and assessed our internal controls, we continue to evaluate opportunities to further strengthen the effectiveness and efficiency of our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act, which requires annual management assessment and annual independent registered public accounting firm attestation reports of the effectiveness of our internal control over financial reporting. If we make additional acquisitions, we will need to similarly assess and ensure the adequacy of the internal financial and accounting controls and procedures of such acquisitions. If we fail to maintain proper and effective internal controls, including with respect to acquired businesses, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, harm our ability to operate our business and reduce the trading price of our common stock.

Our stock price may be volatile.

The trading price of our common stock has been and is expected to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, including the risk factors described in this section of the prospectus and in the documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and other factors beyond our control. Factors affecting the trading price of our common stock include:

•	variations in our operating results or the operating results of similar companies;

•	announcements of technological innovations, new solutions or enhancements or strategic partnerships or agreements by us or by our competitors;

•	changes in the estimates of our operating results, our financial guidance or changes in recommendations by any securities analysts that follow our common stock;

•	the gain or loss of customers, particularly our larger customers;

•	adoption or modification of regulations, policies, procedures or programs applicable to our business and our customers’ business;

•	marketing and advertising initiatives by us or our competitors;

•	threatened or actual litigation;

•	changes in our senior management; and

•	recruitment or departure of key personnel.

In addition, the stock market in general and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may harm the market price of our common stock regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our common stock shortly following this offering. As a result, our common stock may trade at price significantly below the offering price, and you could lose a significant portion of your investment in the event you choose to sell your shares. Each of these factors, among others, could adversely affect your investment in our common stock. Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. If a suit were filed against us, regardless of its merits or outcome, it could result in substantial costs and divert management’s attention.

In addition to risks related to our concurrent convertible note offering described below, our existing convertible note hedge and warrant transactions may affect the value of our common stock.

In February 2018, we issued $230.0 million principal amount of 0.75% Convertible Senior Notes due 2023, or the 2023 Notes. In connection with the pricing of the 2023 Notes, we entered into convertible note hedge transactions with one or more counterparties. We also entered into warrant transactions with the counterparties pursuant to which we sold warrants for the purchase of our common stock. The 2023 Note hedge transactions are expected generally to reduce the potential dilution upon any conversion of 2023 Notes or offset any cash payments we are required to make in excess of the principal amount upon conversion of any 2023 Notes. The warrant transactions could separately have a dilutive effect to the extent that the market price per share of our common stock exceeds the strike price of the warrants. In connection with establishing their initial hedges of the 2023 Note hedge and warrant transactions, the counterparties or their respective affiliates purchased shares of our common stock or entered into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the 2023 Notes. The counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock or purchasing or selling our common stock in secondary market transactions prior to the maturity of the 2023 Notes, and are likely to do so during any observation period related to a conversion of 2023 Notes or following any repurchase of 2023 Notes by us. This activity could also cause or avoid an increase or a decrease in the market price of our common stock.

We currently do not intend to pay dividends on our common stock, and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We have never declared nor paid cash dividends on our capital stock. We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We currently intend to retain any future earnings to finance the operation and expansion of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market will ever exceed the price that you paid for your common stock.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law, which apply to us, may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the stockholder becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to help defend against a takeover attempt;

•

establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

•	provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;

•	prevent stockholders from calling special meetings;

•	include advance notice procedures for stockholders to nominate candidates for election as directors or bring matters before an annual meeting of stockholders;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

•	provide that certain litigation against us can only be brought in Delaware.

Although we have proposed for approval at our annual meeting of stockholders to be held on June 11, 2019, and our board of directors has recommended, proposals to amend our certificate of incorporation to declassify our board of directors and eliminate the supermajority voting requirement for amendments to our certificate of incorporation and our bylaws, such proposals may not be approved by the sufficient number of stockholders required to adopt such amendments.

We may not be able to obtain capital when desired on favorable terms, if at all, and we may not be able to obtain capital or complete acquisitions through the use of equity or without dilution to our stockholders.

We may need additional financing to execute on our current or future business strategies, including to develop new or enhance existing products and services, acquire businesses and technologies, or otherwise to respond to competitive pressures.

If we raise additional funds through the issuance of equity or convertible debt securities (including in the concurrent convertible note offering), the percentage ownership of our stockholders could be significantly diluted, and newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we accumulate additional funds through debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, when we desire them, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products and services, or otherwise respond to competitive pressures would be significantly limited. Any of these factors could harm our results of operations.

Our management will have broad discretion over the use of the proceeds we receive in this offering and our concurrent convertible note offering and may not apply the proceeds in ways that increase the value of your investment.

Our management generally will have broad discretion to use the net proceeds to us from this offering and our concurrent convertible note offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds from this offering and our concurrent convertible note offering in ways that increase the value of your investment. Other than the payments in respect of the capped call transactions, we have not allocated the net proceeds from this offering or our concurrent convertible note offering for any specific purposes. If we do not invest or apply the net proceeds from this offering or our concurrent convertible note offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Risks Related to Our Convertible Notes

This offering is not contingent on the consummation of any other financing, including the concurrent convertible note offering.

Neither the completion of this offering nor of the concurrent convertible note offering is contingent on the completion of the other, so it is possible that this offering occurs and the convertible note offering does not occur, and vice versa. We cannot assure you that the concurrent convertible note offering will be completed on the terms described herein, or at all.

We incurred indebtedness by issuing our 2023 Notes in 2018 and, assuming we close our concurrent convertible note offering, we will incur additional indebtedness by issuing the notes in the concurrent convertible note offering, and our debt repayment obligations may adversely affect our financial condition and cash flows from operations in the future.

In February 2018, we issued $230.0 million principal amount of 0.75% Convertible Senior Notes due 2023, or the 2023 Notes. If we close the concurrent convertible note offering on the terms currently proposed, we will issue an additional $275 million aggregate principal amount of Convertible Senior Notes due 2026, or a total of $316.25 million aggregate principal amount of notes if the initial purchasers in the concurrent convertible note offering exercise in full their option to purchase additional notes.

Our indebtedness under the notes and the 2023 Notes may impair our ability to obtain additional financing in the future for general corporate purposes, including working capital, capital expenditures, potential acquisitions and strategic transactions, and a portion of our cash flows from operations may have to be dedicated to repaying the principal of the 2023 Notes in 2023 and the principal of the notes in 2026 or earlier if necessary. Our ability to meet our debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We cannot control many of these factors. Our future operations may not generate sufficient cash to enable us to repay our debt, including the notes and the 2023 Notes. If we fail to make a payment on our debt, we could be in default on such debt. If we are at any time unable to pay our indebtedness when due, we may be required to renegotiate the terms of the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing. There can be no assurance that, in the future, we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.

In addition, holders of each series of our convertible notes will have the right to require us to repurchase all or a portion of their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. Upon conversion of each series of convertible notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the series of notes being converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the series of convertible notes surrendered therefor or at the time such series of convertible notes is being converted. In addition, our ability to repurchase each series of convertible notes or to pay cash upon conversions of each series of convertible notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase a series of convertible notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of such series of convertible notes as required by the indenture governing such series of convertible notes would constitute a default under such indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof. An event of default under the indenture governing the notes may lead to an acceleration of the notes. Any such acceleration could result in our bankruptcy. In a bankruptcy, the holders of the notes would have a claim to our assets that is senior to the claims of our equity holders.

Conversion of the notes will dilute the ownership interest of our existing stockholders or may otherwise depress the price of our common stock.

The conversion of some or all of the notes or the 2023 Notes will dilute the ownership interests of existing stockholders. Any sales in the public market of our common stock issuable upon such conversion of the notes or the 2023 Notes could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes or the 2023 Notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes or the 2023 Notes into shares of our common stock could depress the price of our common stock.

The capped call transactions to be entered into in connection with the concurrent convertible note offering may affect the value of our common stock.

In connection with the pricing of the notes, we intend to enter into capped call transactions with the counterparties. The capped call transactions will cover, subject to customary adjustments, the number of shares of our common stock initially underlying the notes. The capped call transactions are expected to offset the potential dilution and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, as a result of conversion of the notes, with such offset subject to a cap. If the initial purchasers exercise their option to purchase additional notes with respect to the concurrent convertible note offering, we expect to enter into additional capped call transactions with the counterparties.

In connection with establishing their initial hedges of the capped call transactions, the counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes in the concurrent convertible note offering. This activity could increase (or reduce the size of any decrease in) the market price of our common stock at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes in the concurrent convertible note offering and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or prevent an increase or a decrease in the market price of our common stock.

In addition, if any such capped call transactions fail to become effective, whether or not the concurrent convertible note offering is completed, the counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the price of our common stock.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of our common stock. In addition, we do not make any representation that the counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain provisions in the indenture governing the notes offered in the convertible note offering and the 2023 Notes may delay or prevent an otherwise beneficial takeover attempt of us.

Certain provisions in the indenture governing the notes offered in the convertible note offering and the 2023 Notes may make it more difficult or expensive for a third party to acquire us. For example, the indenture governing the notes and the indenture for the 2023 Notes will require us to repurchase the notes for cash upon the occurrence of a fundamental change (as defined in the respective indentures) of us and, in certain circumstances, to increase the conversion rate for a holder that converts such notes or 2023 Notes, as the case may be, in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the notes or 2023 Notes, as the case may be, and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

If conditional conversion feature of either series of convertible notes is triggered, our financial condition and operating results may be adversely affected.

In the event the conditional conversion feature of the notes or the 2023 Notes is triggered, note holders will be entitled to convert their notes or the 2023 Notes, as the case may be, at any time during specified periods at their option. If one or more holders elect to convert their notes or the 2023 Notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation in cash, which could adversely affect our liquidity. In addition, even if holders of the notes or the 2023 Notes do not elect to convert their notes or 2023 Notes, as the case may be, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes or 2023 Notes, as the case may be, as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible notes that may be settled in cash, such as the notes and the 2023 Notes, could have a material effect on our reported financial results.

Under ASC 470-20, “Debt with Conversion and Other Options,” an entity must separately account for the liability and equity components of the convertible debt instruments, such as the notes and the 2023 Notes, that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes and the 2023 Notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet at the issuance date and the value of the equity component would be treated as debt discount for purposes of accounting for the debt component of the notes or the 2023 Notes, as the case may be. As a result, we will be required to record a greater amount of non-cash interest expense as a result of the amortization of the discounted carrying value of the notes or the 2023 Notes, as the case may be, to their face amount over the term of the notes or the 2023 Notes, as the case may be. We will report larger net losses, or lower net income, in our financial results because ASC 470-20 will require interest to include both the amortization of the debt discount and the instrument’s nonconvertible coupon interest rate, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes or the 2023 Notes.

In addition, under certain circumstances, convertible debt instruments, such as the notes and the 2023 Notes, that may be settled entirely or partly in cash may be accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of such notes or 2023 Notes, as the case may be, are not included in the calculation of diluted earnings per share except to the extent that the conversion value of such notes or 2023 Notes, as the case may be, exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable or otherwise elect not to use the treasury stock method in accounting for the shares issuable upon conversion of the notes or the 2023 Notes, as the case may be, then our diluted earnings per share could be adversely affected.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of common stock will be approximately $167.4 million, after deducting underwriting discounts and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our common stock in this offering is exercised in full, we estimate that the net proceeds from this offering will be approximately $193.8 million, after deducting underwriting discounts and estimated offering expenses payable by us. We will receive $1.0 million in proceeds from the 120,000 options exercised by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

Concurrently with this offering of common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $275 million aggregate principal amount of our 0.75% Convertible Senior Notes due 2026, which we refer to as the notes, or a total of $316.25 million aggregate principal amount of notes if the initial purchasers in the concurrent convertible note offering exercise in full their option to purchase additional notes. The net proceeds of the concurrent convertible note offering, after deducting the estimated initial purchasers’ discounts and commissions and estimated offering expenses, are expected to be approximately $226.8 million (or approximately $306.9 million if the underwriters in the convertible note offering exercise in full their option to purchase additional notes). If the convertible note offering does not close, we will not receive the net proceeds described in the foregoing sentence.

In connection with the pricing of the notes in the convertible note offering, we expect to enter into capped call transactions with one or more of the option counterparties. We intend to use approximately $35.4 million (or $40.8 million if the initial purchasers of the concurrent convertible note offering exercise their option to purchase additional notes in full) of the net proceeds from the convertible note offering to pay the cost of the capped call transactions. The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock underlying the notes in the convertible note offering.

Although we do not have current specific plans for the net proceeds from this offering and the remaining net proceeds from the concurrent convertible note offering, we intend to use the net proceeds for general corporate purposes, including working capital, capital expenditures, potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of businesses, technologies or products. However, we have not designated any specific uses and have no current agreements with respect to any material acquisition or strategic transaction.

Pending the uses mentioned above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities. Our management will have broad discretion in the application of the net proceeds to us from this offering and the concurrent convertible note offering, and investors will be relying on the judgment of our management regarding the application of the proceeds. We will retain broad discretion over the net proceeds from this offering.

If the initial purchasers exercise their option to purchase additional notes, we may use a portion of the net proceeds from those sales to enter into additional capped call transactions. Any remaining net proceeds from the sale of additional notes or additional shares of common stock will be used for general corporate purposes as described above.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, restricted cash, long-term debt, and capitalization as of March 31, 2019:

•	on an actual basis;

•

on an as-adjusted basis to give effect to the sale of shares of common stock by us in this offering (assuming the underwriters in this offering do not exercise their option to purchase additional shares of common stock), based on a public offering price of $69.50 per share, and the proceeds received from the 120,000 options exercised by the selling stockholder, and after deducting underwriting discounts and estimated offering expenses payable by us, and assuming such net proceeds are held as cash or cash equivalents; and

•

on an as-further-adjusted basis to give effect to (1) the sale of the notes in the concurrent convertible note offering (assuming the initial purchasers in the concurrent convertible note offering do not exercise their option to purchase additional notes), after deducting initial purchasers’ discounts and estimated offering expenses payable by us, and (2) the use of approximately $35.4 million of the net proceeds from the concurrent convertible note offering to pay the cost of the capped call transactions entered into in connection with the concurrent convertible note offering, and assuming the remaining net proceeds are held as cash or cash equivalents.

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which are incorporated by reference herein.

	As of March 31, 2019 (in thousands)
	Actual	As Adjusted	As Further Adjusted for this Offering and the Concurrent Notes Offering
Cash and cash equivalents	$110,542	$278,902	$510,260
Restricted cash	1,815	1,815	1,815
Current portion of long-term debt and finance leases	6,898	6,898	6,898
Long-term debt:
0.75% Convertible Senior Notes due 2023(1)	230,000	230,000	230,000
0.75% Convertible Senior Notes due 2026	—	—	275,000
Other long-term debt and finance leases, net of current portion	27,644	27,644	27,644

Total long-term debt	257,644	257,644	532,644

Stockholders’ equity
Preferred stock: $0.0001 par value; 5,000 shares authorized, no shares issued or outstanding, actual and as adjusted	—	—	—
Common stock: $0.0001 par value; 150,000 shares authorized, actual and as adjusted; 44,116 shares issued and outstanding actual; 46,754 shares issued and outstanding as adjusted(2)	4	4	4
Additional paid-in capital	344,033	512,393	512,393
Accumulated other comprehensive loss	89	89	89
Accumulated deficit	(191,733)	(191,733)	(191,733)

Total stockholders’ equity(1)(3)	152,393	320,753	320,753

Total capitalization(1)(3)	$410,037	$578,397	$853,397

(1)

In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amounts shown in the table above for the notes and the 2023 Notes is the aggregate principal amount of the notes and the 2023 Notes, as the case may be, without reflecting the debt discount or fees and expenses that we are required to recognize or the increase in additional paid-in capital on our consolidated balance sheet.

(2)	The number of shares of common stock is based on 44,115,636 shares outstanding as of March 31, 2019 and excludes:

•	2,381,787 shares of common stock issuable upon the exercise of stock options outstanding at March 31, 2019 at a weighted average exercise price of $20.40 per share;

•	1,984,040 shares of common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2019;

•	415,316 shares of common stock subject to market stock units outstanding as of March 31, 2019;

•

5,687,522 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 4,897,522 shares of common stock reserved for issuance under our 2014 Equity Incentive Plan and 800,000 shares of common stock reserved for issuance under our 2014 Employee Stock Purchase Plan;

•	shares of common stock that may be issued upon conversion of the notes and the 2023 Notes and pursuant to the warrant transactions entered into in connection with the issuance of the 2023 Notes; and

•	shares of common stock being offered under this prospectus supplement.

(3)

The issuance of the notes (after giving effect to the application of ASC 470-20 as described in note (1) above) will result in an increase to additional paid-in capital and, therefore, an increase in total stockholders’ equity and total capitalization. However, amounts shown in the table above do not reflect the application of ASC 470-20 to the notes. Additionally, additional paid-in capital and, therefore, total stockholders’ equity and total capitalization do not reflect the reduction from the cost of the capped call transactions that are expected to be accounted for as equity instruments and not as derivatives.

SELLING STOCKHOLDER

The following table and footnotes set forth information with respect to the beneficial ownership of our common stock by the selling stockholder as of April 30, 2019, subject to certain assumptions set forth in the footnotes and as adjusted to reflect the sale of the shares of common stock offered in the public offering under this prospectus supplement for the selling stockholder.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and includes shares issuable upon exercise of options held by the person that may be exercised or converted within 60 days of April 30, 2019. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table possesses sole voting and investment power with respect to all shares of common stock beneficially owned by such person. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 30, 2019, are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options but are not deemed to be outstanding for calculating the percentage ownership of any other person.

Applicable percentage ownership in the following table is based on 44,191,203 shares of common stock outstanding as of April 30, 2019.

The address of the selling stockholder is c/o Q2 Holdings, Inc., 13785 Research Blvd, Suite 150, Austin, Texas 78750. When we refer to the “selling stockholder” in this prospectus supplement, we mean the person listed in the table below as offering shares, as well as the pledgees, donees, assignees, transferees, successors and others who may hold any of the selling stockholder’s interest.

			Assuming No Exercise of the Underwriters’ Option to Purchase Additional Shares			Assuming Full Exercise of the Underwriters’ Option to Purchase Additional Shares
	Beneficial Ownership Prior to the Offering		Shares Offered Hereby	Beneficial Ownership After the Offering		Shares Offered Hereby	Beneficial Ownership After the Offering
	Number	Percent		Number	Percent		Number	Percent
Name of Selling Stockholder
Matthew P. Flake(1)	753,215	1.7%	120,000	633,215	1.3%	120,000	633,215	1.3%

(1)

Includes 735,089 shares issuable upon the exercise of options exercisable within 60 days of April 30, 2019. Mr. Flake is our President and Chief Executive Officer and a member of our board of directors.

Except as follows and as described in the information incorporated by reference into this prospectus, no affiliate of the selling stockholder has held any position or office with us or any of our affiliates, and the selling stockholder has had no other material relationship with us or any of our affiliates within the past three years other than as a result of the selling stockholder’s ownership of shares of equity securities.

•	Mr. Flake is our President and Chief Executive Officer and a member of our board of directors.

DILUTION

As of March 31, 2019 we had a net tangible book value of $(15.7) million, or $(0.36) per share of common stock. Dilution in net tangible book value per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 2,517,986 shares of common stock offered by us in this offering at the public offering price of $69.50 per share, and the proceeds received from the 120,000 options exercised by the selling stockholder and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2019 would have been $152.6 million, or $3.26 per share of common stock. This represents an immediate increase in net tangible book value of $3.62 per share to existing stockholders and an immediate dilution of $66.24 per share to new investors in our common stock. The following table illustrates this dilution on a per share basis:

Public offering price per share		$69.50

Historical net tangible book value per share as of March 31, 2019	$(0.36)

Increase in net tangible book value per share attributable to new investors	$3.62

As adjusted net tangible book value per share after giving effect to this offering		$3.26

Dilution per share to new investors in this offering		$66.24

The following table summarizes, on an as adjusted basis as of March 31, 2019 and after giving effect to the offering, based on the public offering price of $69.50 per share, the differences between existing stockholders, the selling stockholder who is exercising options for 120,000 shares of our common stock to be sold in the offering and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(in thousands, except per share data)
Existing stockholders	44,116	94%	$226,228	56%	$5.13
New investors	2,518	6%	$175,000	44%	$69.50
Selling stockholder	120	0%	$1,002	0%	$8.35

Total	46,754	100%	$402,230	100%	$8.60

If all our outstanding options had been exercised, as of March 31, 2019, the as adjusted net tangible book value after this offering would have been $200.2 million, or $4.09 per share, causing dilution to new investors of $65.41 per share.

CONCURRENT CONVERTIBLE NOTE OFFERING

Concurrently with this offering of common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $275 million aggregate principal amount of our 0.75% Convertible Senior Notes due 2026, which we refer to herein as the notes, or a total of $316.25 million aggregate principal amount of notes if the initial purchasers in the concurrent convertible note offering exercise in full their option to purchase additional notes. We cannot assure you that the concurrent convertible note offering will be completed or, if completed, on what terms it will be completed. The offering of common stock hereby is not contingent upon the consummation of the concurrent convertible note offering, and the concurrent convertible note offering is not contingent upon the consummation of the offering of common stock hereby.

The notes will mature on June 1, 2026 unless repurchased, redeemed or converted prior to such date. The notes will bear interest at a rate of 0.75% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2019. Subject to satisfaction of certain conditions and during certain periods, the notes may be converted at an initial conversion rate of 11.2851 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $88.61 per share of common stock). The conversion rate is subject to adjustment if certain events occur. The notes will be subject to repurchase by us at the option of the holders following a fundamental change.

The notes will be subject to redemption at our option on or after June 5, 2023 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day preceding the date on which we provide written notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

Holders of the notes may convert all or any portion of their notes, in integral multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding March 1, 2026 only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on September 30, 2019 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•	if we call any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events.

On or after March 1, 2026 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 11.2851 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $88.61 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 40 trading day observation period.

In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or notice of redemption, as the case may be.

In connection with the pricing of the notes, we expect to enter into capped call transactions with one or more of the counterparties. The capped call transactions will cover, subject to customary adjustments, the number of shares of our common stock that will initially underlie the notes. The capped call transactions are expected to offset the potential dilution to our common stock as a result of any conversion of notes.

In connection with establishing their initial hedges of the capped call transactions, the counterparties or their respective affiliates may purchase shares of our common stock and/or enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes, including with certain investors in the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

See “Use of Proceeds” for additional information regarding the use of proceeds from our concurrent convertible note offering.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. For purposes of this summary, a “non-U.S. holder” is any beneficial owner that for U.S. federal income tax purposes is not a U.S. person. The term “U.S. person” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of source; or

•

a trust (i) whose administration is subject to the primary supervision of a court within the United States and which has one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have authority to control all substantive decisions of the trust or (ii) which has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Generally, an individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, such individual would count all of the days in which the individual was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents of the United States are generally taxed for U.S. federal income tax purposes as if they were citizens of the United States.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships that are beneficial owners of our common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of our common stock.

This summary applies only to non-U.S. holders who acquire our common stock pursuant to this offering and who hold our common stock as a capital asset (generally, property held for investment). This summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Certain former U.S. citizens or long-term residents, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid federal income tax, insurance companies, tax-exempt organizations, dealers in securities or currencies, brokers, banks or other financial institutions, certain trusts, hybrid entities, pension funds, persons who hold or receive our common stock pursuant to the exercise of any option or otherwise as compensation, and investors that hold our common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This summary does not consider the tax consequences for partnerships, entities classified as a partnership for U.S. federal income tax purposes, or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes. This summary does not address any U.S. federal gift tax consequences, or state or local or non-U.S. tax consequences. This summary does not provide a complete analysis of all potential tax considerations. The information provided herein is based on the current provisions of the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock. In either case, the tax considerations of owning or disposing of common stock could differ from those described below.

INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL, FOREIGN, STATE OR LOCAL LAWS AND ANY APPLICABLE TAX TREATIES.

Dividends

Payments of cash and other property that we make to our shareholders with respect to our common stock will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

Subject to the discussions below on effectively connected income and in the sections titled “—Backup Withholding and Information Reporting” and “—Additional Withholding Tax on Payments Made to Foreign Accounts,” the gross amount of any dividend (out of earnings and profits) paid to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax at a rate of 30% unless the holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to receive an exemption or a reduced treaty rate, prior to the payment of a dividend, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying qualification for the exemption or reduced rate. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The non-U.S. holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and dividends attributable to a non-U.S. holder’s permanent establishment in the United States if an income tax treaty applies) are exempt from this withholding tax. To obtain this exemption, prior to the payment of a dividend, a non-U.S. holder must provide us with an IRS Form W-8ECI (or successor form) properly certifying this exemption. Such effectively connected dividends (that, if applicable, are attributable to a permanent establishment), although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder (or dividends attributable to a corporate non-U.S. holder’s permanent establishment in the United States if an income tax treaty applies) may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified in an income tax treaty).

A non-U.S. holder who provides us with an IRS Form W-8 described above will be required to periodically update such form.

A non-U.S. holder of common stock that is eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below in the section titled “—Backup Withholding and Information Reporting,” a non-U.S. holder will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and is attributable to a permanent establishment in the United States if an income tax treaty applies), in which case the non-U.S.

holder generally will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if the non-U.S. holder is a corporation, the branch profits tax may apply, at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence) on the net gain derived from the disposition, which tax may be offset by U.S. source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock. We believe that we are not currently, and we are not likely to become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If we become a U.S. real property holding corporation after this offering, so long as our common stock is regularly traded on an established securities market and continues to be so traded, a non-U.S. holder will not be subject to U.S. federal income tax on gain recognized from the sale, exchange or other disposition of shares of our common stock as a result of such status unless (i) such holder actually or constructively owned more than 5% of our common stock at any time during the shorter of (A) the five-year period preceding the disposition, or (B) the holder’s holding period for our common stock, and (ii) we were a U.S. real property holding corporation at any time during such period when the more than 5% ownership test was met. If any gain on your disposition is taxable because we are a U.S. real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons. Any such non-U.S. holder that owns or has owned, actually or constructively, more than 5% of our common stock is urged to consult that holder’s own tax advisor with respect to the particular tax consequences to such holder for the gain from the sale, exchange or other disposition of shares of our common stock if we were to be or to become a U.S. real property holding company.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to additional information reporting and backup withholding. Backup withholding will not apply if the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. person status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form. Notwithstanding the foregoing, backup withholding may apply if we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a credit or refund may be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S.

financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds (subject to the proposed U.S. Treasury Regulations as discussed below) from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners,” as defined in the Code, or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. Proposed U.S. Treasury Regulations have been issued that, when finalized, will provide that the 30% withholding tax will not apply to payments of gross proceeds from the sale, exchange or other disposition of our common stock. In the preamble to the proposed U.S. Treasury Regulations, the government provided that taxpayers may rely upon the proposed regulations until the issuance of final U.S. Treasury Regulations.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

U.S. Federal Estate Tax

The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We and the selling stockholder are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, and Stifel, Nicolaus & Company, Incorporated are acting as joint book-running managers and as representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholder have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	896,915
Morgan Stanley & Co. LLC	896,915
Stifel, Nicolaus & Company, Incorporated	527,596
Craig-Hallum Capital Group LLC	79,140
Needham & Company, LLC	79,140
Raymond James & Associates, Inc.	79,140
SunTrust Robinson Humphrey, Inc.	79,140

Total	2,637,986

The underwriters are committed to purchase all the common shares offered by us and the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.668 per share. After the initial offering of the shares to the public, if all of the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 395,698 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters per share of common stock. The underwriting fee is $0.556 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per share		Total
	Without option exercise	With full option exercise	Without option exercise	With full option exercise
Public Offering Price	$69.50	$69.50	$183,340,027	$210,841,038
Underwriting discounts and commissions paid by us	$2.78	$2.78	$7,000,001	$8,100,042
Underwriting discounts and commissions paid by the selling stockholder	$2.78	$—	$333,600	$333,600
Proceeds, before expenses, to us	$66.72	$66.72	$168,000,026	$194,400,996
Proceeds, before expenses, to the selling stockholder	$66.72	$—	$8,006,400	$8,006,400

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, including selling stockholder expenses, but excluding the underwriting discounts and commissions, will be approximately $602,000, which excludes expenses of the concurrent convertible note offering, and will be paid by us. The underwriters have agreed to reimburse us for certain expenses related to this offering.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We, our directors, our executive officers and the selling stockholder have agreed that, for a period of 90 days after the date of this prospectus supplement (the “restricted period”), neither we nor they will, without the prior consent of the representatives, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly announce any intent to do the foregoing; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any of these transactions are to be settled by delivery of our common stock or any security convertible into or exercisable or exchangeable for common stock; or make any demand for or exercise any right with respect to the registration of our common stock.

Notwithstanding the above, the lock-up agreement applicable to us does not apply to:

(a) the sale of shares of common stock in this offering; (b) the offering, sale or issuance of the Company’s convertible debt securities in the convertible note offering and any securities issuable upon conversion thereof; (c) the filing of any registration statement on Form S-8 relating to our stock-based compensation plans; (d) the issuance by us of any shares of our common stock and the granting of stock options under our stock-based compensation plans described in this prospectus supplement; or (e) subject to certain exceptions, the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “Trading Plan”) for the transfer of shares of our common stock.

In addition, the lock-up agreements applicable to our directors and executive officers do not apply to (a) the sale of shares of common stock in this offering; (b) transfers of shares of our common stock or any security convertible into our common stock (i) to the immediate family of any of our directors or executive officers, or to any trust for the benefit of any of our directors or executive officers or their immediate family; (ii) as a bona fide gift, charitable contribution, will or intestacy; (iii) if the stockholder is a corporation, partnership or other business entity (A) to another corporation, partnership or other business entity that controls, is controlled by or is under common control with the stockholder or (B) as part of a disposition, transfer or distribution by the stockholder to its equity holders, managers, partners or other principals (or the estates of such persons); or (iv) if the stockholder is a trust, to a trustor or beneficiary of the trust; provided that each transferee, donee or distributee executes and delivers a lock-up agreement; and provided, further, that no filing under the Exchange Act or other public announcement is required or voluntarily made during the 90-day restricted period; (c) the transfer of shares of common stock to the Company for the sole purpose of satisfying the exercise price and/or tax withholding obligations of the stockholder upon exercise of stock options outstanding on the date of this prospectus supplement; provided that such transaction is exempt from Section 16(b) of the Exchange Act and that any disclosure of such transfer indicates the nature of such transfer, and provided, further, that the underlying shares of common stock obtained upon such exercise continue to be subject to the restrictions set forth in the lock-up agreement; (d) transfers to us in connection with plans or agreements under which shares were issued and we have a right of first refusal or the option to repurchase such shares; provided that no filing under the Exchange Act or other public announcement shall be required or voluntarily made within 30 days of the date of this prospectus supplement and that any filing after such date indicates the nature of such transfer; (e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “Trading Plan”) for the transfer of shares of our common stock so long as no transfers of common stock pursuant to such plan are permitted during the restricted period; (f) the sale of shares of our common stock under Trading Plans existing on the date hereof, provided that to the extent a public announcement or filing under the Exchange Act is required, such announcement or filing shall indicate that the sale occurred pursuant to a Trading Plan; (g) transfers of our common stock by operation of law or by order of a court of competent jurisdiction; provided that the transferee executes and delivers a lock-up agreement; and (h) the disposition of shares of common stock purchased after the date hereof pursuant to any employee stock purchase plan described in this prospectus supplement; provided that no filing under the Exchange Act or other public announcement is required or voluntarily made during the 90-day restricted period.

In addition, each of our directors, executive officers and the selling stockholder has agreed that, without the prior written consent of the J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated, they will not, during the restricted period make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock. Each of our directors and our executive officers also has agreed and consented to the entry of stop transfer instructions with our transfer agent and registrar against the transfer of their shares of common stock except in compliance with the foregoing restrictions. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated may release all or any portion of the securities subject to lock-up agreements at any time without notice.

Except as set forth above, there are no existing agreements between the underwriters and any of our stockholders who have executed a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Concurrently with this offering of shares of common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $275 million aggregate principal amount of notes, or a total of $316.25 million aggregate principal amount of notes if the initial purchasers in the concurrent convertible note offering exercise in full their option to purchase additional notes. We cannot assure you that the concurrent convertible note offering will be completed or, if completed, on what terms it will be completed. The offering of shares of common stock hereby is not contingent upon the consummation of the concurrent convertible note offering, and the concurrent convertible note offering is not contingent upon the consummation of the offering of common stock hereby. See the section titled “Concurrent convertible note offering.”

We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “QTWO.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Certain of the underwriters are also acting as initial purchasers in the concurrent convertible note offering for which they will receive customary discounts and commissions. In addition, certain of the underwriters and/or their respective affiliates may become parties to the capped call transactions in the concurrent convertible note offering.

Selling restrictions

Other than in the United States, no action has been taken by us, the selling stockholder or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

Our common stock is not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (or as amended, MiFID II), or (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II, or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014, or as amended, the PRIIPs Regulation, for offering or selling our common stock or otherwise making it available to retail investors in the EEA has been prepared and therefore offering or selling our common stock or otherwise making it available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus

Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Bermuda

Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares of our common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The shares of our common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of our common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our common stock.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

DLA Piper LLP (US), Austin, Texas will provide us with an opinion as to the validity of the common stock offered under this prospectus. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas, will pass upon certain legal matters related to this offering for the underwriters.

EXPERTS

The consolidated financial statements of Q2 Holdings, Inc. appearing in Q2 Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference in this prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cloud Lending, Inc. and its subsidiaries as of December 31, 2017 and 2016 and for the years then ended incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, independent auditor (the report on the consolidated financial statements contains explanatory paragraph regarding the Company’s ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. These documents are also available, free of charge, through the Investor Relations section of our website, which is located at www.investors.q2ebanking.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering of our common stock (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules and current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits related to such items):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 19, 2019;

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 8, 2019;

3.	Our Current Report on Form 8-K, filed with the SEC on March 12, 2019;

4.	Our Current Report on Form 8-K/A, filed with the SEC on December 28, 2018;

5.

Our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2019 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018); and

6.

The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 12, 2014, including any amendment or report filed for the purpose of updating such description.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed incorporated document modifies or supersedes such statement. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

This prospectus supplement is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of this information at no cost, by writing or telephoning us at the following address or telephone number:

Q2 Holdings, Inc.

13785 Research Blvd, Suite 150

Austin, Texas 78750

(512) 275-0072

Prospectus

Q2 HOLDINGS, INC.

COMMON STOCK

We may issue shares of our common stock from time to time in one or more offerings. This prospectus describes the general terms of our common stock and the general manner in which our common stock will be offered. We will describe the specific manner in which these shares will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus and any applicable prospectus supplement or free writing prospectuses before you invest.

We may offer our shares of common stock in amounts, at prices and on terms determined at the time of offering. The shares may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement. In addition, selling stockholders to be named in a prospectus supplement may offer to sell shares of our common stock from time to time in one or more offerings. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “QTWO.” On June 3, 2019, the last reported sale price of our common stock on the New York Stock Exchange was $68.98 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 7 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We or any selling stockholder may offer and sell these shares of our common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

The date of this prospectus is June 4, 2019

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the automatic “shelf” registration process available to “well-known seasoned issuers” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we or any selling stockholder may sell common stock described in this prospectus in one or more offerings. There is no limit on the aggregate amount of the securities we or the selling stockholders may offer pursuant to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of the securities we may offer. Each time we or the selling stockholders offer securities, we will provide a prospectus supplement and any authorized free writing prospectus that will describe the specific amounts, prices and terms of the offered securities. In the prospectus supplement or free writing prospectus relating to any sales by selling stockholders, we will, among other things, identify the number of shares of our common stock that each of the selling stockholders will be selling. The prospectus supplement and any authorized free writing prospectus may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement and any authorized free writing prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement and authorized free writing prospectus together with additional information described below under “Incorporation by Reference.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus filed with the SEC. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

“Q2” and its respective logos are our trademarks. Solely for convenience, we refer to our trademarks in this prospectus without the ™ and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus or referred to in information incorporated by reference in this prospectus are the property of their respective owners. As noted in this prospectus or in information incorporated by reference in this prospectus, we have included market data and industry forecasts that we obtained from industry publications and other sources. Unless the context requires otherwise, references in this prospectus to “Q2,” the “Company,” “we,” “us,” and “our” refer to Q2 Holdings, Inc. together with its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. These documents are also available, free of charge, through the Investor Relations section of our website, which is located at www.q2ebanking.com/. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the date we terminate the offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 19, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as filed with the SEC on May 8, 2019;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 30, 2019;

•	our Current Reports on Form 8-K, as filed with the SEC on March 12, 2019;

•	our Current Report on Form 8-K/A, filed with the SEC on December 28, 2018; and

•

the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on March 12, 2014, including any amendments or reports filed for the purpose of updating the description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your request to: Investor Relations, Q2 Holdings, Inc., 13785 Research Blvd, Suite 150, Austin, Texas 78750, telephone: (512) 275-0072.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement or free writing prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus, contain “forward-looking statements” that are based on our management’s beliefs and assumptions on information currently available to our management. The statements contained in this prospectus and any prospectus supplement or free writing prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus, that are not purely historical are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may also be made in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we authorize for use in connection with this offering. Forward-looking statements may be identified by the use of forward-looking words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will,” “strategy,” “future,” “likely,” or “would” or the negative of these terms or similar expressions, although not all forward-looking statements contain these words.

Forward-looking statements are based on the beliefs and assumptions of our management based on information currently available to management. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those risks described in this prospectus under the heading “Risk Factors” and the other risks, uncertainties, assumptions and factors specified in our Annual Report on Form 10-K for the year ended December 31, 2018 and in other filings we make with the SEC from time to time. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We claim the protection of the safe harbor provided by the PSLRA for all such forward-looking statements. Furthermore, all such forward-looking statements should be read as of the time the statements were made and with the recognition that these forward-looking statements may not be complete or accurate at a later date. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

In addition, statements that “we believe” and similar statements included in this prospectus and any prospectus supplement or free writing prospectus reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement or the accompanying prospectus or any applicable free writing prospectus, as applicable. Although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

Market and Industry Information

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets for our solutions, including our general expectations and market position, market opportunity and market share, is based on information from various sources, surveys and forecasts, and our internal research, on assumptions that we have made, which we believe are reasonable, based on those data and other similar sources and on our knowledge of the markets for our solutions. Sources we refer to in this prospectus or the materials incorporated by reference herein include BauerFinancial, Inc. and Deloitte Touche Tohmatsu Limited. The reports described in this prospectus or the materials incorporated herein by reference represent data, research opinion or viewpoints published, as part of a syndicated or other subscription service, by such publishers. These reports speak as of their original publication date (and not as of the date of this prospectus) and the opinions expressed in such reports are subject to change without notice. Our internal research has not been verified by any independent source, and we have not independently verified any third-party information and cannot assure you of its accuracy or completeness. We believe the market position, market opportunity, and market share information included in this prospectus or the materials incorporated herein by reference is generally reliable. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus and in the materials incorporated herein by reference. These and other factors could cause results to differ materially from those expressed in the estimates included in this prospectus.

Q2 HOLDINGS, INC.

Q2 is a leading provider of secure, cloud-based digital solutions that transform the ways in which traditional and emerging financial services providers engage with account holders and end users, or End Users. We sell our solutions to regional and community financial institutions, or RCFIs, alternative finance and leasing companies, or Alt-FIs, and financial technology companies, or FinTechs. Our solutions enable our customers to deliver robust suites of digital banking, lending, leasing, and banking as a service, or BaaS, services that make it possible for End Users to transact and engage anytime, anywhere and on any device. Our solutions are often the most frequent point of engagement between our customers and their End Users. As such, we purpose-build our solutions to deliver compelling and consistent End User experiences across digital channels and to drive the success of our customers by optimizing their digital brands and enhancing End User acquisition, retention and engagement.

RISK FACTORS

Investing in our common stock involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any shares of common stock offered under this prospectus for general corporate purposes including working capital, capital expenditures, potential acquisitions and strategic transactions. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Additional information on the use of net proceeds from any sale of shares of common stock offered under this prospectus may be set forth in the prospectus supplement relating to a specific offering. We will not receive any proceeds from sales by selling stockholders.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the “selling stockholders,” of shares of common stock. Information about any selling stockholders, where applicable, including but not limited to their identities and the number of shares of common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment, in a free writing prospectus or in filings we make with the SEC under the Exchange Act that are incorporated by reference. The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

General

Our amended and restated certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

As of March 31, 2019, 44,115,636 shares of our common stock were outstanding.

As of March 31, 2019, options to purchase 2,381,787 shares of our common stock at a weighted average exercise price of $20.40 per share were outstanding.

As of March 31, 2019, 1,984,040 shares of our common stock were issuable upon the vesting of restricted stock units outstanding and 415,316 shares of our common stock were issuable upon the vesting of market stock units outstanding.

Undesignated Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders and may adversely affect the market price of our common stock. As of March 31, 2019, no shares of our preferred stock were outstanding.

Registration Rights

We are party to an amended and restated investors’ rights agreement with certain of our stockholders. The amended and restated investors’ rights agreement grants such stockholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to shares of our common stock.

Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. This ability and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Limitations on the Ability of Stockholders to Act by Written Consent or Call a Special Meeting

We have provided in our amended and restated certificate of incorporation that our stockholders may not act by written consent. This inability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of our board of directors, the chief executive officer or a majority of the board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

Classified Board

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes with staggered three-year terms. As a result, one class (i.e., approximately one-third of our board of directors) will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. This provision may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board. We have proposed for approval at our annual meeting of stockholders to be held on June 11, 2019, and our board of directors has recommended, proposals to amend our certificate of incorporation to declassify our board of directors, however, such proposals may not be approved by the sufficient number of stockholders required to adopt such amendments.

Board Vacancies Filled Only by Majority of Directors

Vacancies and newly created seats on our board of directors may be filled only by a majority of the number of then-authorized members of our board of directors. Only our board of directors may determine the number of directors. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our board of directors makes it more difficult to change the composition of our board of directors, but we believe that these provisions promote a continuity of existing management.

No Cumulative Voting

Delaware law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that there shall be no cumulative voting and our amended and restated bylaws do not expressly provide for cumulative voting.

Directors Removed Only for Cause

Our amended and restated certificate of incorporation provides for the removal of a director only with cause and by the affirmative vote of the holders of at least 66-2/3% of the shares then entitled to vote at an election of our directors.

Amendment of Charter Provisions

The amendment of the provisions in our amended and restated certificate of incorporation requires approval by holders of at least 66-2/3% of our outstanding capital stock entitled to vote generally in the election of directors (in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under Delaware law). The amendment of the provisions in our amended and restated bylaws requires approval by either a majority of our board of directors or holders of at least 66-2/3% of our outstanding capital stock entitled to vote generally in the election of directors (in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under Delaware law). We have proposed for approval at our annual meeting of stockholders to be held on June 11, 2019, and our board of directors has recommended, proposals to amend our certificate of incorporation to eliminate the supermajority voting requirement for amendments to our certificate of incorporation and our bylaws, however, such proposals may not be approved by the sufficient number of stockholders required to adopt such amendments.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware law, which regulates corporate acquisitions of publicly held companies. This law provides that a specified person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the outstanding voting stock of a publicly held Delaware corporation or an interested stockholder, may not engage in business combinations with the company for a period of three years after the date on which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in advance in a manner prescribed by Delaware law. This law does not include interested stockholders prior to the time our common stock was listed on the New York Stock Exchange. The law defines the term “business combination” to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With the approval of our stockholders, we could amend our amended and restated certificate of incorporation in the future to avoid the restrictions imposed by this anti-takeover law.

The provisions of Delaware law and our amended and restated certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

In addition, our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We also are expressly required to advance certain expenses to our directors and officers and are permitted to carry directors’ and officers’ insurance providing indemnification for our directors and officers for certain liabilities.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We believe that these amended and restated certificate of incorporation and bylaws provisions and indemnification agreements as well as our maintaining directors’ and officers’ liability insurance help to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “QTWO.”

PLAN OF DISTRIBUTION

We and any selling stockholders may sell shares of our common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. Shares of our common stock may be sold separately or together:

•	to or through one or more underwriters, brokers or dealers;

•	through agents; and/or

•	directly to one or more purchasers.

Shares of our common stock may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of our common stock being offered by this prospectus.

We may sell shares of our common stock directly to one or more purchasers, or to or through underwriters, dealers or agents or through a combination of those methods. The related prospectus supplement will set forth the terms of each offering, including:

•	the name or names of any agents, dealers, underwriters or investors who purchase the shares of common stock;

•	the purchase price of the shares of common stock being offered and the proceeds we will receive from the sale;

•	the amount of any compensation, discounts, commissions or fees to be received by the underwriters, dealer or agents;

•	any options under which underwriters may purchase additional shares of common stock from us;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which such shares of common stock may be listed;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market prices of the shares of common stock.

Offers to purchase shares of our common stock being offered by this prospectus may be solicited directly. In addition, agents to solicit offers to purchase shares of our common stock may be designated from time to time. Shares of our common stock being offered by this prospectus may be sold by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales made directly on the New York Stock Exchange, on any other existing trading market for shares of our common stock or to or through a market maker. Any agent involved in the offer or sale of shares of our common stock will be named in a prospectus supplement.

If a dealer is utilized in the sale of shares of our common stock being offered by this prospectus, shares of our common stock will be sold to the dealer, as principal. The dealer may then resell shares of our common stock to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of shares of our common stock being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of shares of our common stock to the public. In connection with the sale of shares of our common stock, we, any selling stockholders or the purchasers of shares of our common stock for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell shares of our common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

The applicable prospectus supplement will provide any compensation paid to underwriters, dealers or agents in connection with the offering of shares of our common stock and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of shares of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of shares of our common stock may be deemed to be underwriting discounts and commissions. Agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof may be entered into. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

Shares of our common stock may or may not be listed on a national securities exchange. To facilitate the offering of shares of our common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of shares of our common stock. This may include over-allotments or short sales of shares of our common stock, which involves the sale by persons participating in the offering of more shares of our common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option to purchase additional shares of common stock. In addition, these persons may stabilize or maintain the price of shares of our common stock by bidding for or purchasing shares of our common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of our common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of shares of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Underwriters, dealers or agents may be authorized to solicit offers by certain purchasers to purchase shares of our common stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Derivative transactions may be entered into with third parties, or shares of our common stock not covered by this prospectus may be sold to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell shares of our common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of our common stock pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use shares of our common stock received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, shares of our common stock may be otherwise loaned or pledged to a financial institution or other third party that in turn may sell shares of our common stock short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in shares of our common stock or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us or any selling stockholders, or perform services for us or any selling stockholders, in the ordinary course of business.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the acquisition, or the Cloud Lending Acquisition, of Cloud Lending, Inc., a Delaware corporation, or Cloud Lending, by the Company, through its wholly owned subsidiary, Q2 Software, Inc., pursuant to an Agreement and Plan of Merger dated as of August 6, 2018, by and among the Company, Cloud Lending, and the shareholders of Cloud Lending. Pursuant to the Agreement and Plan of Merger, the Company paid approximately $107.3 million in cash upon closing for all outstanding equity interests in Cloud Lending.

The unaudited pro forma combined financial information primarily gives effect to the following adjustments:

•	Application of the acquisition method of accounting in connection with the business combination to reflect the fair value of the purchase consideration; and

•	Stock compensation granted to Cloud Lending’s management team in connection with the business combination.

The unaudited pro forma combined statement of operations for the year ended December 31, 2018 is presented herein. The unaudited pro forma combined statement of operations combines the historical results of the Company and Cloud Lending for the year ended December 31, 2018, and gives effect to the business combination as if it occurred on January 1, 2018. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Cloud Lending Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined entity’s results.

The unaudited pro forma combined statement of operations presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined statement of operations is presented for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combination occurred as of the dates indicated or what the results would be for any future periods.

The unaudited pro forma combined statement of operations was prepared in accordance with Article 11 of Regulation S-X. The Cloud Lending Acquisition has been reflected in the unaudited pro forma combined statement of operations as a business combination using the acquisition method of accounting, in accordance with Accounting Standards Codification, or ASC, Topic 805, “Business Combinations,” under accounting principles generally accepted in the United States, or GAAP. Under these accounting standards, the total purchase consideration was calculated as described in Note 2 to the unaudited pro forma combined financial information.

The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein.

The unaudited pro forma combined statement of operations is derived from the historical financial statements of the Company and Cloud Lending, and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma combined statement of operations, (2) the Company’s audited financial statements and related footnotes for the fiscal year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K, filed with the SEC on February 19, 2019, and (3) Cloud Lending’s audited financial statements and related footnotes for the fiscal years ended December 31, 2017 and December 31, 2016, included as Exhibit 99.1 within the Company’s Current Report on Form 8-K/A, filed with the SEC on December 28, 2018.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those that are reflected in the unaudited pro forma combined statement of operations due to many factors, including the effects of incremental costs incurred to integrate the two companies. The unaudited pro forma combined statement of operations does not reflect any cost savings, or associated costs to achieve such savings, from operating efficiencies, synergies, or other restructuring that may result from the acquisition.

Q2 HOLDINGS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Historical		Pro Forma Adjustment (Note 3)		Pro Forma Combined
	Year Ended December 31,
	2018	2018
	Q2	Cloud Lending
Revenues	$239,000	$13,658	$(2,013)	(a)	$250,644
Cost of revenues	119,329	13,164	4,884	(b), (c)	137,377

Gross profit	119,671	493	(6,897)		113,267
Operating expenses:
Sales and marketing	47,267	7,727	229	(c)	55,223
Research and development	50,508	4,024	162	(c)	54,694
General and administrative	44,577	5,364	62	(c)	50,003
Acquisition related costs	4,145	—	(2,638)	(d)	1,507
Amortization of acquired intangibles	1,177	—	2,645	(b)	3,822
Unoccupied lease charges	658	—	—		658

Total operating expenses	148,332	17,115	459		165,906

Loss from operations	(28,661)	(16,622)	(7,356)		(52,639)
Other income (expense):
Change in fair value of derivative put liability	—	(2,994)	2,994	(e)	—
Interest and other income	2,811	—	—		2,811
Interest and other expense	(9,971)	(4,822)	4,822	(f)	(9,971)

Total other income (expense), net	(7,160)	(7,816)	7,816		(7,160)

Loss before income taxes	(35,821)	(24,438)	460		(59,799)
Benefit from (provision for) income taxes	1,104	(2,800)	4,277	(g)	8,180

Net loss	$(34,717)	$(21,638)	$4,736		$(51,619)

Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments	24	—	—		24
Foreign currency translation adjustment	—	78	—		78
Comprehensive loss	$(34,693)	$(21,560)	$4,736		$(51,517)

Net loss per common share, basic and diluted	$(0.81)				$(1.21)
Weighted average common shares outstanding:
Basic and diluted	42,797				42,797

See accompanying Notes to unaudited pro forma combined statement of operations

Note 1—Basis of Pro Forma Presentation

The historical combined statement of operations has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments are based on estimates of the fair values and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger.

The unaudited pro forma combined statement of operations included herein was derived from the Company’s and Cloud Lending’s historical consolidated financial statements, which were both prepared in accordance with GAAP. In order to conform the Cloud Lending historical consolidated financial statements to our financial statement presentation, we have reclassified certain line items within the Cloud Lending historical consolidated financial statements. Reclassifications mainly relate to conforming the names of the financial statement line items from Cloud Lending’s to the Company’s presentation.

The unaudited pro forma combined statement of operations has been prepared using the Company’s significant accounting policies as set forth in the audited consolidated financial statements for the fiscal year ended December 31, 2018, as updated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Based on the procedures performed to date, the accounting policies of Cloud Lending are similar in most material respects to the Company’s accounting policies. Cloud Lending adopted ASC Topic 606, “Revenue from Contracts with Customers” and Subtopic 340-40, “Other Assets and Deferred Costs—Contracts with Customers,” as of January 1, 2018, the same date as the Company’s adoption of these standards, and accordingly no pro forma adjustments were required to conform Cloud Lending’s accounting policies with the Company’s. The adoption did not have a material impact on revenue recognition but did have an impact on the capitalization and amortization of sales commissions and implementation costs, which were previously expensed as incurred.

Note 2—Purchase Consideration and Purchase Price Allocation

The total purchase price is as follows (in thousands):

Preliminary Purchase Consideration
Cash purchase price	$107,293
Estimated working capital and other adjustments	970
Fair value contingent consideration	16,862

Total purchase price	$125,125

At closing, the Company deposited into an escrow account $10.5 million of the initial consideration, or Escrow Amount, to compensate for any breach of a representation or warranty or any violation or default of any obligation by the sellers subsequent to the acquisition during a period of 18 months following the acquisition date. To the extent not utilized, the Escrow Amount shall be paid to the former shareholders of Cloud Lending at the end of the 18 month period unless there are any unresolved claims remaining at that time.

Certain former shareholders of Cloud Lending also have the right to receive in the aggregate up to an additional $59.5 million based upon satisfaction of certain financial milestones. As of December 31, 2018, the estimated fair value of the contingent consideration related to the potential earnout payment was $16.9 million. Following the Cloud Lending Acquisition, the Company owns all of the outstanding equity interests of Cloud Lending.

The acquisition resulted in the identification of goodwill and intangible assets, including customer relationships, non-compete agreements, trademarks, and acquired technology. The fair value of the intangible assets was based on the income approach using various methods such as with and without, relief from royalty, and multi-period excess earnings. Intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from five to ten years. For the non-compete agreements, the estimated useful life is based upon the term of each individual agreement with certain former shareholders of Cloud Lending.

Note 3—Unaudited Pro Forma Combined Statement of Operations Adjustments

Purchase Accounting Pro Forma Adjustments:

a)	Reflects a reduction in revenue of $2.0 million related to the estimated fair value of the acquired deferred revenue during the fiscal year ended December 31, 2018.

b)

Reflects an adjustment for the year ended December 31, 2018, for amortization expense related to the fair value of identified intangible assets with definite lives. Amortization of the intangible assets has been included in the historic results starting on the acquisition date. Since the pro forma results of operations require the transaction to be reflected as if it occurred on January 1, 2018, a pro forma adjustment has been recorded to account for the incremental amortization. The intangible assets are amortized on a straight-line basis over the useful lives of the assets. The amount of amortization expense included in cost of revenues in the pro forma combined statement of operations was $4.6 million for the year ended December 31, 2018. The amount of amortization expense included in operating expenses in the pro forma combined statement of operations was $2.6 million for the year ended December 31, 2018.

c)

Reflects an adjustment to record total stock compensation charges of $0.7 million related to restricted stock units granted by the Company to Cloud Lending employees and officers for the year ended December 31, 2018, for awards granted to Cloud Lending employees subject to future service requirements subsequent to the closing. The compensation expense is expected to be recorded as follows within the respective expense lines:

	Year ended December 31, 2018
	Cost of revenues	Sales and marketing	Research and development	General and administrative
Reversal of Cloud Lending’s historical stock-based compensation expense	$(439)	$(353)	$(250)	$(95)
Post-combination stock-based compensation expense	724	582	412	156

Net stock-based compensation expense adjustment	$285	$229	$162	$61

d)	Reflects an adjustment to remove the impact of transactions expenses incurred for the year ended December 31, 2018 related to the Cloud Lending acquisition.

e)	Reflects settlement of derivative put liability associated with the convertible notes settled in the acquisition.

f)

Reflects the elimination of $4.8 million of historical interest expense during the year ended December 31, 2018, associated with Cloud Lending’s debt repaid by the Company in connection with the acquisition.

g)

Reflects an adjustment to record a reduction in the valuation allowance associated with the recording of intangible assets and deferred revenue at fair value associated with the acquisition of Cloud Lending.

LEGAL MATTERS

The validity of shares of our common stock offered by this prospectus will be passed upon for us by DLA Piper LLP (US), Austin, Texas. If the validity of the shares of common stock is also passed upon by counsel for the underwriters of an offering of those shares of common stock, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Q2 Holdings, Inc. appearing in Q2 Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cloud Lending, Inc. and its subsidiaries as of December 31, 2017 and 2016 and for the years then ended incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, independent auditor (the report on the consolidated financial statements contains explanatory paragraph regarding the Company’s ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

2,637,986 Shares

Common Stock

Prospectus Supplement

J.P. Morgan	Morgan Stanley	Stifel

Craig-Hallum Capital Group	Needham & Company	Raymond James	SunTrust Robinson Humphrey